Exhibit 2.1

                        AGREEMENT AND PLAN OF MERGER


                                BY AND AMONG


                          SYCAMORE NETWORKS, INC.,

                     TROPICAL ACQUISITION CORPORATION,

                                    AND

                           SIROCCO SYSTEMS, INC.






                          DATED AS OF JUNE 5, 2000






                             TABLE OF CONTENTS

                                                                         Page
                                                                         ----

                                 ARTICLE I
                                 THE MERGER

Section 1.1   The Merger...................................................2
Section 1.2   Effective Time...............................................2
Section 1.3   Effects of the Merger........................................2
Section 1.4   Certificate of Incorporation of the Surviving Corporation....2
Section 1.5   By-Laws of the Surviving Corporation.........................3
Section 1.6   Directors and Officers of the Surviving Corporation..........3
Section 1.7   Closing......................................................3

                                 ARTICLE II
                    DETERMINATION OF EXCHANGE RATIO AND
                   CONVERSION AND EXCHANGE OF SECURITIES

Section 2.1   Determination of Exchange Ratio..............................3
Section 2.2   Conversion of Capital Stock..................................6
Section 2.3   Exchange of Certificates.....................................8
Section 2.4   Closing of Company Transfer Books............................9
Section 2.5   No Fractional Shares........................................10
Section 2.6   No Liability................................................10
Section 2.7   Dissenting Shares...........................................10

                                 ARTICLE III
               REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Section 3.1   Organization, Qualification and Corporate Power.............11
Section 3.2   Subsidiaries and Affiliates.................................12
Section 3.3   Company Capital Structure...................................12
Section 3.4   Authority; No Conflict; Required Filings and Consents.......14
Section 3.5   Financial Statements........................................17
Section 3.6   Books and Records...........................................18
Section 3.7   No Undisclosed Liabilities..................................18
Section 3.8   Accounts Receivable.........................................18
Section 3.9   Inventory...................................................18
Section 3.10  Assets......................................................19
Section 3.11  Intellectual Property.......................................19
Section 3.12  Absence of Changes..........................................23
Section 3.13  Tax Matters.................................................25
Section 3.14  Compliance with Laws........................................29
Section 3.15  Actions and Proceedings.....................................29
Section 3.16  Contracts and Other Agreements..............................29
Section 3.17  Properties..................................................32
Section 3.18  Customers, Distributors and Suppliers.......................32
Section 3.19  Employee Benefit Plans......................................32
Section 3.20  Employment Matters..........................................36
Section 3.21  Employee Conflicts..........................................36
Section 3.22  Management Relationships....................................37
Section 3.23  Insurance...................................................37
Section 3.24  Brokers and Finders.........................................37
Section 3.25  Hazardous Materials.........................................38
Section 3.26  Certain Business Practices..................................38
Section 3.27  Registration Statement, Proxy Statement/Prospectus..........39
Section 3.28  Pooling; Tax Matters........................................39
Section 3.29  Affiliate Letters...........................................40
Section 3.30  Key Employees...............................................40

                                ARTICLE IV
                REPRESENTATIONS AND WARRANTIES OF THE BUYER

Section 4.1   Organization................................................40
Section 4.2   Capitalization..............................................41
Section 4.3   Authority; No Conflict; Required Filings and Consents.......41
Section 4.4   Filings; Financial Statements...............................43
Section 4.5   Proxy Statement/Prospectus..................................43
Section 4.6   Brokers and Finders.........................................44

                                 ARTICLE V
                            CONDUCT OF BUSINESS

Section 5.1   Covenants of the Company....................................44
Section 5.2   Cooperation.................................................47


                                ARTICLE VI
                           ADDITIONAL AGREEMENTS

Section 6.1   No Solicitation.............................................47
Section 6.2   Approval of Stockholders; Proxy Statement/Prospectus;
                Blue Sky..................................................48
Section 6.3   Access to Information.......................................49
Section 6.4   Supplements to Disclosure Schedule..........................50
Section 6.5   Legal Conditions to Merger; Taking of Necessary Action......50
Section 6.6   Listing of Buyer Shares.....................................50
Section 6.7   Company Stock Plan..........................................50
Section 6.8   Consents....................................................51
Section 6.9   Further Action..............................................51
Section 6.10  Financial Statement Preparation and Review..................51
Section 6.11  Company Director and Officer Indemnification; Insurance.....52
Section 6.12  Tax Treatment...............................................53
Section 6.13  Agreements with Respect to Affiliates.......................53
Section 6.14  Pooling Accounting..........................................53
Section 6.15  Letters of Company Accountants..............................54
Section 6.16  Employee Matters............................................54
Section 6.17  Ancillary Agreement.........................................54
Section 6.18  Takeover Statutes...........................................55
Section 6.19  Employees...................................................55
Section 6.20  Alternative Transaction Structures..........................55
Section 6.21  Working Capital Loan........................................55

                                ARTICLE VII
                            CONDITIONS TO MERGER

Section 7.1   Conditions to Each Party's Obligation to Effect the Merger..56
Section 7.2   Additional Conditions to Obligations of the Buyer and Sub...58
Section 7.3   Additional Conditions to Obligations of the Company.........60

                                ARTICLE VIII
                        SURVIVAL AND INDEMNIFICATION

Section 8.1   Survival of the Company Obligations.........................61
Section 8.2   Company Stockholder Obligation to Indemnify.................61
Section 8.3   Limitations on Company Stockholder Indemnification..........63
Section 8.4   Nonsurvival of Buyer Obligations............................63
Section 8.5   Procedures Relating to Indemnification......................64
Section 8.6   Stockholder Representative..................................66

                               ARTICLE IX
                       TERMINATION; FEES AND EXPENSES

Section 9.1   Termination.................................................68
Section 9.2   Effect of Termination.......................................69
Section 9.3   Fees and Expenses...........................................69

                                 ARTICLE X
                       DEFINITIONS AND INTERPRETATION

Section 10.1  Certain Definitions.........................................70
Section 10.2  Interpretation..............................................73

                                ARTICLE XI
                             GENERAL PROVISIONS

Section 11.1  Amendment and Waiver........................................74
Section 11.2  Expenses....................................................74
Section 11.3  Notices.....................................................75
Section 11.4  Entire Agreement; No Assignment; Governing Law..............76
Section 11.5  Parties in Interest.........................................76
Section 11.6  Counterparts................................................76
Section 11.7  Headings....................................................76
Section 11.8  Severability................................................76
Section 11.9  Public Announcement.........................................77
Section 11.10 Enforcement.................................................77

Schedule 1    Closing Stockholder Schedule..................................
Schedule 2    Company Affiliates............................................

Exhibit A     Form of Company Affiliate Agreement........................A-1
Exhibit B     Form of Buyer Affiliate Agreement..........................B-1
Exhibit C     Form of Voting Agreement...................................C-1
Exhibit D     Form of Escrow Agreement...................................D-1
Exhibit E     Form of Opinion of Company Counsel.........................E-1
Exhibit F     Form of Tax Opinion Representation Letter of the Buyer
              and the Sub................................................F-1
Exhibit G     Form of Tax Opinion Representation Letter of the Company...G-1


                        AGREEMENT AND PLAN OF MERGER

            Agreement and Plan of Merger entered into as of June 5, 2000 (this "Agreement") by and among Sycamore Networks, Inc., a Delaware corporation (the "Buyer"), Tropical Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of the Buyer ("Sub"), and Sirocco Systems, Inc., a Delaware corporation (the "Company"). The Buyer, Sub and the Company are sometimes referred to herein as the "Parties." Certain capitalized terms used in this Agreement have the meanings ascribed to them in Article X.

            WHEREAS, each of the board of directors of the Buyer and the board of directors of Sub has determined that it is advisable and in the best interests of its stockholders that Sub be merged with and into the Company upon the terms and subject to the conditions set forth in this Agreement, and the board of directors of the Company (the "Company Board") has determined that it is advisable and in the best interests of the Company and its stockholders that Sub be merged with and into the Company upon the terms and subject to the conditions set forth in this Agreement; and

            WHEREAS, the Company Board has unanimously recommended that the Company's stockholders adopt this Agreement; and

            WHEREAS, for U.S. federal income tax purposes, it is intended that the Merger (as defined herein) will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and that this Agreement shall be, and hereby is, adopted as a plan of reorganization for purposes of Section 368 of the Code; and

            WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to the Buyer's willingness to enter into this Agreement, certain stockholders of the Company who hold the requisite number of shares of Company Stock (as defined herein) to approve and adopt the Merger and the other transactions contemplated hereby have entered into a Voting Agreement, dated as of the date hereof, the form of which is attached as Exhibit C hereto (the "Voting Agreement"), pursuant to which, among other things, such stockholders have agreed to vote the shares of Company Stock owned by them in favor of the Merger and the other transactions contemplated hereby; and

            WHEREAS, for accounting purposes, it is intended that the Merger shall be accounted for as a pooling of interests;

            NOW, THEREFORE, in consideration of the foregoing, and the representations, warranties and covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:


                                 ARTICLE II

                                 THE MERGER

            1.1 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.2), Sub shall merge with and into the Company in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), and the separate corporate existence of Sub shall thereupon cease and the Company shall continue as the surviving corporation as a wholly owned subsidiary of the Buyer. The Company, in its capacity as the corporation surviving the Merger, is sometimes hereinafter referred to as the "Surviving Corporation."

            1.2 Effective Time. In order to effectuate the Merger, on the Closing Date (as defined in Section 1.7), the Company shall cause a certificate of merger (the "Certificate of Merger") to be filed with the Secretary of State of Delaware, in such form as required by, and executed in accordance with, the DGCL. The Merger shall be effective as of the time of filing of the Certificate of Merger (the "Effective Time").

            1.3 Effects of the Merger. The Merger shall have the effects provided for in Section 259 of the DGCL.

            1.4 Certificate of Incorporation of the Surviving Corporation. At and after the Effective Time, the certificate of incorporation of Sub, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation, until amended in accordance with the DGCL, except that from and after the Effective Time,
Article I of such certificate of incorporation will read in its entirety as follows:

            "The name of the corporation is "Sirocco Systems, Inc.""

            1.5 By-Laws of the Surviving Corporation. At and after the Effective Time, the by-laws of Sub, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation, until amended in accordance with the DGCL, except that the name of the Surviving Corporation as set forth in such by-laws shall be "Sirocco Systems, Inc."

            1.6 Directors and Officers of the Surviving Corporation. The directors and officers of the Surviving Corporation shall be determined by the Buyer, each to hold office in accordance with the certificate of incorporation and by-laws of the Surviving Corporation.

            1.7 Closing. The closing of the Merger (the "Closing") shall take place at 10:00 a.m., Boston time, on the later of (a) August 1, 2000 or (b) the third business day after satisfaction or waiver of the conditions set forth in Sections 7.1(a) and (b) (provided, in the case of (a) or (b), that all the closing conditions set forth in Article VII have been met or waived as provided in Article VII at or prior to the Closing), at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, One Beacon Street, Boston, Massachusetts, 02108, or on such other date, or at such other time or place, as is agreed to in writing by the Buyer and the Company. The date on which the Closing shall occur is referred to herein as the "Closing Date."


                                 ARTICLE IV
                    DETERMINATION OF EXCHANGE RATIO AND
                   CONVERSION AND EXCHANGE OF SECURITIES

            2.1   Determination of Exchange Ratio.

                  (a) The number of shares (or fraction of a share) of common stock, $.001 par value per share, of the Buyer ("Buyer Common Stock") to be issued in the Merger for each share of Series A Preferred Stock, par value $0.01 per share, of the Company ("Series A Preferred Stock") in accordance with this Article II (the "Series A Exchange Ratio") shall be determined by dividing (x) an amount equal to $9.99 plus any declared but unpaid dividends on such share of Series A Preferred Stock (such amount, the "Series A Amount") by (y) $84.5705 (the amount referenced in this clause (y) being referred to herein as the "Average Buyer Common Stock Price"). The aggregate number of shares of Series A Preferred Stock to be converted in the Merger pursuant to this Article II multiplied by the Series A Amount is hereinafter referred to as the "Series A Proceeds."

                  (b) The number of shares (or fraction of a share) of Buyer Common Stock to be issued in the Merger for each share of Series B Preferred Stock, par value $0.01 per share, of the Company ("Series B Preferred Stock") in accordance with this Article II (the "Series B Exchange Ratio") shall be determined by dividing an amount equal to $14.99 plus any declared but unpaid dividends on such share of Series B Preferred Stock (such amount, the "Series B Amount") by the Average Buyer Common Stock Price. The aggregate number of shares of Series B Preferred
Stock to be converted in the Merger pursuant to this Article II multiplied by the Series B Amount is hereinafter referred to as the "Series B Proceeds."

                  (c) The number of shares (or fraction of a share) of Buyer Common Stock to be issued in the Merger for each share of Series C Preferred Stock, par value $0.01 per share, of the Company ("Series C Preferred Stock") in accordance with this Article II (the "Series C Exchange Ratio") shall be determined by dividing an amount equal to $2.19 plus any declared but unpaid dividends on such share of Series C Preferred Stock (such amount, the "Series C Amount") by the Average Buyer Common Stock Price. The aggregate number of shares of Series C Preferred Stock to be converted in the Merger pursuant to this Article II multiplied by the Series C Amount is hereinafter referred to as the "Series C Proceeds."

                  (d) The number of Shares (or fraction of a share) of Buyer Common Stock to the issued in the Merger for each shares of Series D Preferred Stock, par value $0.01 per share, of the Company ("Series D Preferred Stock") in accordance with this Article II (the "Series D Exchange Ratio") shall be determined by dividing an amount equal to $3.69 plus any declared but unpaid dividends on such share of Series D Preferred Stock (such amount, the "Series D Amount") by the Average Buyer Common Stock Price. The aggregate number of shares of Series D Preferred Stock to be converted in the Merger pursuant to this Article II multiplied by the Series D Amount is hereinafter referred to as the "Series D Proceeds" and together with the Series A Proceeds, the Series B Proceeds and the Series C Proceeds is referred to as the "Aggregate Preferred Stock Proceeds." The Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock and the Series D Preferred Stock are hereinafter collectively referred to as ("Preferred Stock").

                  (e) The number of shares (or fraction of a share) of Buyer Common Stock to be issued in the Merger for each share of common stock, par value $0.001 per share, of the Company ("Common Stock") in accordance with this Article II (the "Common Stock Exchange Ratio") shall be determined by dividing (i) an amount equal to $2.4 billion less the Aggregate Preferred Stock Proceeds by (ii) the Fully Diluted Common Stock Number (as defined herein) and dividing the result obtained thereby by the Average Buyer Common Stock Price. For purposes of this Agreement, shares of Series D Preferred Stock that are converted into Common Stock in accordance with the Certificate of Incorporation (as defined in Section 3.1(b) hereof) prior to the Effective Time (the "Series D Preferred Stock Conversion") shall not be considered to be shares of Series D Preferred Stock issued and outstanding as of immediately prior to the Effective Time, but shall be considered to have been so converted.

                  (f) The aggregate number of shares of Buyer Common Stock to be issued in the Merger in accordance with this Article II is hereinafter referred to as the "Merger Shares", 90% of such aggregate number of Merger Shares is hereinafter referred to as the "Fixed Shares" and the remaining 10% of such aggregate number of Merger Shares is hereinafter referred to as the "Escrow Shares". The aggregate number of Merger Shares to be received by a Company Stockholder (as defined herein) in the Merger pursuant to this Article II, divided by the aggregate number of Merger Shares to be received by all Company Stockholders in the Merger pursuant to this Article II, is hereinafter referred to as such Company Stockholder's "Ownership Percentage Interest."

                  (g) At the Closing, the Company shall deliver to the Buyer a certificate, in form and substance satisfactory to the Buyer and signed by the Company's President and Chief Operating Officer (the "Company Closing Certificate"), certifying (i) that request has been made by the holders of a majority of the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock to not have their shares of such series of Preferred Stock redeemed pursuant to Section 4.2D of the Certificate of Incorporation; (ii) as to the number of shares of Common Stock underlying all options to purchase Common Stock ("Options") granted under the Company's 1998 Stock Option Plan (the "Company Stock Plan"), whether or not vested, outstanding as of immediately prior to the Effective Time, other than those shares of Common Stock underlying any Option granted after the date hereof in accordance with Section 5.1(a) hereof to newly hired employees whose offer of employment was made after the date hereof but including the number of shares of Common Stock underlying all Options that have been offered prior to the date hereof, as set forth in Section 2.1(g) of the Disclosure Schedule (the "Outstanding Offers"), other than shares underlying Outstanding Offers that the Parties reasonably agree have been terminated as of immediately prior to the Effective Time; (iii) as to the number of shares of Common Stock underlying all warrants to purchase Common Stock or Series D Preferred Stock ("Warrants"), whether or not exercisable, outstanding as of immediately prior to the Effective Time;
(iv) as to the number of shares of Common Stock outstanding as of immediately prior to the Effective Time, calculated on a fully diluted basis, giving effect to any Series D Preferred Stock Conversion and assuming that all Options referred to in (ii) above (excluding any Options granted after the date hereof in accordance with Section 5.1(a) to newly hired employees whose offer of employment was made after the date hereof but including the number of shares of Common Stock underlying Outstanding Offers, other than shares underlying Outstanding Offers that the Parties reasonably agree have been terminated as of immediately prior to the Effective Time and all Warrants referred to in (iii) above, in each such case whether or not vested or exercisable, have been exercised in full (such number of shares of Common Stock being referred to as the "Fully Diluted Common Stock Number"); and (v) by reference to a schedule to the Company Closing Certificate, as to a list of all the holders of shares of Common Stock and Preferred Stock outstanding as of immediately prior to the Effective Time, after giving effect to the Series D Preferred Stock Conversion, as such names appear on the stock transfer books of the Company (individually, a "Company Stockholder" and collectively, the "Company Stockholders") and the number of shares of Common Stock and Preferred Stock held by each Company Stockholder. The Schedule containing the information referred to in clause (v) of the immediately preceding sentence, upon acceptance by the Buyer at the Closing (such acceptance not to be unreasonably withheld), shall be appended as Schedule 1 to this Agreement and shall be deemed incorporated herein and made a part hereof and shall hereinafter be referred to as the "Closing Stockholder Schedule."

            2.2 Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Common Stock or of capital stock of Sub:

                  (a) Capital Stock of Sub. Each issued and outstanding share of common stock, par value $.01 per share, of Sub shall be converted into and become one fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation.

                  (b) Cancellation of Treasury Stock. All shares of Common Stock or Preferred Stock that are owned by the Company as treasury stock, if any, shall be cancelled and retired and shall cease to exist and no stock of the Buyer or other consideration shall be delivered in exchange therefor.

                  (c) Company Stock. Subject to Sections 2.3, 2.5 and 2.7, each share of Common Stock issued and outstanding as of immediately prior to the Effective Time (other than shares of Common Stock cancelled in accordance with Section 2.2(b) and any Dissenting Shares (as defined in Section 2.7)) shall be converted into the right to receive a number of validly issued, fully paid and nonassessable shares (or cash in lieu of a fraction of a share) of Buyer Common Stock equal to the Common Stock Exchange Ratio. All such shares of Common Stock, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate formerly representing any such shares shall cease to have any rights with respect thereto, except the right to receive the shares of Buyer Common Stock pursuant to this Section 2.2(c), and any cash in lieu of fractional shares payable pursuant to Section 2.5, upon the surrender of such certificate and the other documents referred to in Section 2.3(a), in accordance with such Section (collectively, the "Common Stock Merger Consideration"). Subject to Sections 2.3 and 2.5, (i) each share of Series A Preferred Stock issued and outstanding as of immediately prior to the Effective Time (other than shares of Series A Preferred Stock cancelled in accordance with Section 2.2(b)) shall represent only the right to receive a number of validly issued, fully paid and nonassessable shares (or cash in lieu of a fraction of a share) of Buyer Common Stock equal to the Series A Exchange Ratio;
(ii) each share of Series B Preferred Stock issued and outstanding as of immediately prior to the Effective Time (other than shares of Series B Preferred Stock cancelled in accordance with Section 2.2(b)), shall represent only the right to receive a number of validly issued, fully paid and nonassessable shares (or cash in lieu of a fraction of a share) of Buyer Common Stock equal to the Series B Exchange Ratio; (iii) each share of Series C Preferred Stock issued and outstanding as of immediately prior to the Effective Time (other than shares of Series C Preferred Stock cancelled in accordance with Section 2.2(b)) shall represent only the right to receive a number of validly issued, fully paid and nonassessable shares (or cash in lieu of a fraction of a share) of Buyer Common Stock equal to the Series C Exchange Ratio; and (iv) each share of Series D Preferred Stock issued and outstanding as of immediately prior to the Effective Time (other than shares of Series D Preferred Stock cancelled in accordance with Section 2.2(b)) shall represent only the right to receive a number of validly issued, fully paid and nonassessable shares (or cash in lieu of a fraction of a share) of Buyer Common Stock equal to the Series D Exchange Ratio. All such shares of Preferred Stock, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate formerly representing any such shares shall cease to have any rights with respect thereto, except the right to receive the shares of Buyer Common Stock pursuant to this Section 2.2(c), and any cash in lieu of fractional shares payable pursuant to Section 2.5, upon the surrender of such certificate and the other documents referred to in Section 2.3(a), in accordance with such Section (the "Preferred Stock Merger Consideration" and, together with the Common Stock Merger Consideration, the "Merger Consideration").

                  (d) Adjustment of Exchange Ratios. In the event the Buyer changes the number of shares of Buyer Common Stock issued and outstanding prior to the Effective Time pursuant to a stock split, stock dividend, recapitalization, subdivision, reclassification, combination, exchange of shares or similar transaction with respect to the outstanding Buyer Common Stock and the record date therefor shall be prior to the Effective Time,
(i) the Common Stock Exchange Ratio (for purposes of this Article II and
Section 6.7) and (ii) each of the Series A Exchange Ratio, the Series B Exchange Ratio, the Series C Exchange Ratio and the Series D Exchange Ratio (each for purposes of this Article II) shall be proportionately and equitably adjusted to reflect such stock split, stock dividend, recapitalization, subdivision, reclassification, combination, exchange of shares of similar transaction.

                  (e) Company Stock Options. All Options which are outstanding and not exercised as of the Effective Time, will be assumed by the Buyer in accordance with Section 6.7.

            2.3   Exchange of Certificates.

                  (a) At the Closing (after the Effective Time), each Company Stockholder shall surrender and deliver to the Buyer:

                              (i)   Certificates representing (i) all of such
Company Stockholder's ownership of Common Stock and (ii) all of such Company Stockholder's ownership of Preferred Stock;

                              (ii)  A properly completed letter of transmittal
in a form reasonably satisfactory to the Company, the Buyer and the Buyer's transfer agent; and

                              (iii) In the case of Company Stockholders who
or which are Affiliates of the Company as of the date hereof (which Company Stockholders are listed on Schedule 2 hereto), a duly executed Company Affiliate Agreement (as defined herein).

                  (b) At the Closing (after the Effective Time), the Buyer shall (i) deliver (or cause to be delivered) to each Company Stockholder a certificate representing a number of whole shares of Buyer Common Stock equal to (x) the sum of the number of shares of Common Stock held by such Company Stockholder immediately prior to the Effective Time multiplied by the Common Stock Exchange Ratio, plus the number of shares of Series A Preferred Stock held by such Company Stockholder immediately prior to the Effective Time multiplied by the Series A Exchange Ratio, plus the number of shares of Series B Preferred Stock held by such Company Stockholder immediately prior to the Effective Time multiplied by the Series B Exchange Ratio, plus the number of shares of Series C Preferred Stock held by such Company Stockholder immediately prior to the Effective Time multiplied by the Series C Exchange Ratio, plus the number of shares of Series D Preferred Stock held by such Company Stockholder immediately prior to the Effective Time multiplied by the Series D Exchange Ratio, (y) less a number of whole shares of Buyer Common Stock equal to such Company Stockholder's Ownership Percentage Interest (as set forth on the Closing Stockholder Schedule) in the Escrow Shares and (ii) deposit (or cause to be deposited) in escrow on behalf of such Company Stockholder a number of shares of Buyer Common Stock equal to such Company Stockholder's Ownership Percentage Interest (as set forth on the Closing Stockholder Schedule) in the Escrow Shares, to be held and released in accordance with an escrow agreement among the Buyer, the Stockholder Representative (as defined in Section 8.6) and State Street Bank and Trust Company, Inc. or such other escrow agent as the Parties shall mutually agree (the "Escrow Agent") substantially in the form of Exhibit D hereto (the "Escrow Agreement"), which shares shall be included in and represented by the single certificate for the Escrow Shares which shall be delivered to the Escrow Agent in accordance with the Escrow Agreement.

                  (c) If any certificate(s) representing Common Stock or Preferred Stock held by a Company Stockholder immediately prior to the Effective Time are not surrendered at the Closing as provided in Section 2.3(a), after the Effective Time, the Buyer will deliver (or cause to be delivered) to such Stockholder the certificate representing Buyer Common Stock referred to in clause (i) of Section 2.3(b) at such time as such Company Stockholder surrenders and delivers to the Buyer such certificate(s) and the other documents required to be surrendered and delivered pursuant to Section 2.3(a).

            2.4 Closing of Company Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of Company Stock shall thereafter be made.

            2.5 No Fractional Shares. No certificates representing fractional shares of Buyer Common Stock shall be issued upon the surrender for exchange of certificates representing Common Stock or Preferred Stock in accordance with Section 2.3, and no fractional interest shall entitle a Company Stockholder to vote or to any rights of a security holder. In lieu of fractional shares, each Company Stockholder who would otherwise have been entitled to a fractional share of Buyer Common Stock, will receive, upon the surrender and delivery by such Company Stockholder of the certificate(s) and other documents required to be surrendered and delivered pursuant to Section 2.3(a), an amount in cash (without interest) determined by multiplying such fraction by $84.5705.

            2.6 No Liability. Notwithstanding any other provision of this Agreement, neither the Buyer, the Surviving Corporation, the Buyer's transfer agent nor any other Person shall be liable for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar laws.

            2.7  Dissenting Shares.

                  (a) Notwithstanding any other provision of this Agreement to the contrary, shares of Common Stock that are outstanding immediately prior to the Effective Time and which are held by Company Stockholders who shall not have voted in favor of the Merger or consented thereto in writing and who shall have demanded properly in writing appraisal for such shares in accordance with Section 262 of the DGCL and who shall not have withdrawn such demand or otherwise have forfeited appraisal rights (collectively, the "Dissenting Shares") shall not be converted into or represent the right to receive the Merger Consideration. Such Company Stockholders shall be entitled to receive payment of the appraised value of such shares of Common Stock held by them in accordance with the provisions of such Section 262, except that all Dissenting Shares held by Company Stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such shares of Common Stock under such Section 262 shall thereupon be deemed to have been converted into and to have become exchangeable, as of the Effective Time, for the right to receive, without interest, the Merger Consideration upon surrender, in the manner provided in Section 2.3(a), of the certificate or certificates which immediately prior to the Effective Time represented such shares of Common Stock and the delivery of the other documents required to be delivered pursuant to such Section 2.3.

                  (b) The Company shall give the Buyer (i) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of the Buyer, make any payment with respect to any demands for appraisal, or offer to settle, or settle, any such demands.


                             ARTICLE III

            REPRESENTATIONS AND WARRANTIES OF THE COMPANY

            Except as set forth on the disclosure schedule executed and delivered by the Company to the Buyer on the date hereof (the "Disclosure Schedule"), the section numbers of which are numbered to correspond to the section numbers of this Agreement to which they refer, the Company represents and warrants to the Buyer and Sub that all the statements contained in this Article III are true and complete as of the date of this Agreement and will be true and complete as of the Closing Date as though made on the Closing Date.

            3.1   Organization, Qualification and Corporate Power.

                  (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company is duly qualified or licensed as a foreign corporation to conduct business and is in good standing under the laws of each jurisdiction listed in Section 3.1(a) of the Disclosure Schedule, which jurisdictions constitute every jurisdiction where the nature of the Company's business or the ownership or leasing of its properties requires such qualification, except for failures, if any, to be so qualified or licensed which, individually or in the aggregate, have not had and would not be reasonably likely to have a Material Adverse Effect. The Company has all requisite corporate power and authority to own, lease and operate its assets and to carry on its business as now being and as heretofore conducted.

                  (b) The Company has furnished to the Buyer true and complete copies of its Seventh Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") and By-laws (the "By-laws"), each as in effect on the date hereof. The Company is not in default under or in violation of any provision of the Certificate of Incorporation or the By-laws.

                  (c) All minute books and stock record books of the Company have been provided to the Buyer or its counsel prior to the execution of this Agreement, and are complete and correct in all material respects. Such minute books contain a true and complete record of all actions taken at all meetings and by all written consents in lieu of meetings of the directors, stockholders and committees of the Company Board from inception through the date hereof.

            3.2 Subsidiaries and Affiliates. The Company does not have any Subsidiaries. Except as set forth in Section 3.2 of the Disclosure Schedule, the Company does not own, directly or indirectly, any capital stock or other equity securities of any corporation or have any direct or indirect equity or ownership interest in any business.

            3.3   Company Capital Structure.

                  (a) The authorized capital stock of the Company consists of 55,278,768 shares of stock, which includes 46,749,011 shares of Common Stock and 8,529,757 shares of Preferred Stock, of which 60,000 shares are designated as Series A Preferred Stock, 85,000 shares are designated as Series B Preferred Stock, 2,775,000 shares are designated as Series C Preferred Stock and 5,609,757 are designated as Series D Preferred Stock. The issued and outstanding stock as of the date of this Agreement is as follows: 30,710,303 shares of Common Stock, 60,000 shares of Series A Preferred Stock, 85,000 shares of Series B Preferred Stock, 2,654,548 shares of Series C Preferred Stock and 5,380,047 shares of Series D Preferred Stock. As of the date of this Agreement there are outstanding options relating to the purchase of 1,997,750 shares of Common Stock which were issued pursuant to the Company Stock Plan. 8,070,071 shares of Common Stock are reserved for future issuance upon conversion of outstanding shares of Series D Preferred Stock, 284,553 shares of Common Stock are reserved for issuance upon conversion of Series D Preferred Stock issuable upon exercise of outstanding Warrants to acquire shares of Series D Preferred Stock, 2,304,047 shares of Common Stock are reserved for issuance pursuant to the Company Stock Plan and 189,702 shares of Series D Preferred Stock are reserved for issuance pursuant to outstanding Warrants. All of the issued and outstanding shares of the Company's Common Stock and Preferred Stock (collectively, the "Company Stock") have been duly authorized, and are validly issued, fully paid, nonassessable and free of preemptive rights (other than the preemptive rights of holders of Preferred Stock set forth in the agreements disclosed in Section 3.3(a) of the Disclosure Schedule). None of the issued and outstanding shares of the Company Stock has been issued in violation of any applicable federal or state law or any preemptive rights or rights to subscribe for or purchase securities. All shares of Company Stock subject to issuance as specified above, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, nonassessable, and free of preemptive rights (other than the preemptive rights of holders of Preferred Stock set forth in the agreements disclosed in Section 3.3(a) of the Disclosure Schedule), and, assuming such issuance prior to the Effective Time, will not have been issued in violation of any applicable federal or state law or any preemptive rights or rights to subscribe for or purchase securities. Each agreement relating in any way to any of the Company Stock or any securities convertible into Company Stock is identified in Section 3.3(a) of the Disclosure Schedule.

                  (b) Except as set forth in Section 3.3(a), there are no equity securities of any class or series of the Company, or any security directly or indirectly convertible into or exchangeable or exercisable for any such equity securities ("Convertible Securities"), issued, reserved for issuance or outstanding. Except as set forth in Section 3.3(a) and Section 3.3(a) of the Disclosure Schedule, there are no options, warrants, calls, rights, commitments or agreements of any character to which the Company is a party, or by which the Company is bound, obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of the Company, or any security directly or indirectly convertible into or exchangeable or exercisable for any such shares of capital stock, or obligating the Company to grant, extend or accelerate the vesting of or enter into any such option, warrant, call, right, commitment or agreement ("Equity Rights"). Except for the Voting Agreement and except as identified in Section 3.3(a) of the Disclosure Schedule, there are no voting trusts, proxies or other agreements or understandings with respect to any Company Stock to which the Company or, to the knowledge of the Company, any other Person is a party or by which it or any such other Person is bound. Except as set forth in the Certificate of Incorporation and except as identified in Section 3.3(a) of the Disclosure Schedule, there are no obligations, contingent or otherwise, of the Company to repurchase, redeem or otherwise acquire any Company Stock or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any entity.

                  (c) Section 3.3(c) of the Disclosure Schedule lists (i) all holders of Company Stock as of the Record Date, as well as the class, series and number of shares of Company Stock held by each such holder and
(ii) all holders of Warrants, Options, Convertible Securities or Equity Rights as of the date hereof, the number of shares of Common Stock subject thereto (or in the case of the Warrants, the shares of Series D Preferred Stock subject thereto, and the shares of Common Stock issuable upon conversion of such shares of Series D Preferred Stock), and the vesting schedule (including a description of the circumstances under which such vesting schedule can or will be accelerated) and the exercise, conversion or exchange price per share of each such Option, Convertible Security or Equity Right. No action is required to be taken by the Company, the Company Board, any trustee under the Company Stock Plan or any holder of Options, to effect the treatment of Options described in Section 6.7 hereof. Except as set forth in Section 3.3(c) of the Disclosure Schedule, no Options (or any portion thereof, and including after the Buyer's assumption thereof as described in Section 6.7) will vest (including after conversion of such shares in the Merger into shares of Buyer Common Stock), solely as a result of the Merger.

                  (d) The Company has never declared, nor is there accrued, any dividend or other distribution with respect to any Company Stock.

                  (e) Subject to any rights in and to the Escrow Shares, upon payment of the Merger Consideration as provided for in this Agreement, the Company Stockholders will have no further right or claim against the Company or the Buyer, or any of their respective officers, directors, employees, agents or advisors for any amount owing to the Company Stockholders (i) in such Company Stockholders' capacity as stockholders of the Company, or after the Effective Time, as stockholders of the Buyer in respect of such Company Stockholders' rights as stockholders of the Company, (ii) pursuant to the Certificate of Incorporation or the DGCL (except for any rights to appraisal provided pursuant to Section 262 of the DGCL) or (iii) relating to or in connection with the Merger, this Agreement or the transactions contemplated hereby.

            3.4   Authority; No Conflict; Required Filings and Consents.

                  (a) The Company has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by the Company of this Agreement, the performance by the Company of its obligations hereunder and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject, in the case of such consummation, only to the approvals and actions of the Company's stockholders specified in Section 3.4(b). This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by the Buyer and Sub, constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms, subject to any applicable bankruptcy, insolvency, reorganization or similar laws now or hereafter in effect relating to creditors' rights generally or to general principles of equity.

                  (b) (i) The affirmative vote or action by written consent of the holders of a majority of the outstanding shares of Common Stock, voting or consenting as a single class, (ii) the affirmative vote or action by written consent of the holders of a majority of the outstanding shares of each series of Preferred Stock, each such series voting or consenting as a separate class, (iii) the written request of the holders of a majority of each series of Preferred Stock outstanding requesting that the Company not redeem such series of Preferred Stock, (iv) the written agreement of the Stockholders (as that term is defined in the Third Amended and Restated Stockholders' Agreement dated as of October 29, 1999 among the parties named therein (the "Company Stockholders' Agreement")) holding at least 66 2/3% of the outstanding shares of Common Stock held by the Stockholders and the Investors (as that term is defined in the Company Stockholders' Agreement) holding at least 66 2/3% of the outstanding shares of Company Stock held by the Investors (including any rights, options or warrants to acquire such shares held by the Investors) approving termination of the Company Stockholders' Agreement, (v) the written agreement of the holders of a majority of the shares of Common Stock sold pursuant to the Common Stock and Series A Preferred Stock Purchase Agreement dated as of August 7, 1998 ("Series A Purchase Agreement") approving termination of the Series A Purchase Agreement, (vi) the written agreement of the holders of a majority of the shares of Common Stock sold pursuant to the Common Stock and Series B Preferred Stock Purchase Agreement dated as of January 8, 1999 (the "Series B Purchase Agreement") approving termination of the Series B Purchase Agreement, (vii) the written agreement of the holders of a majority of the shares of Common Stock sold pursuant to the Common Stock and Series C Preferred Stock Purchase Agreement dated as of April 14, 1999 (the "Series C Purchase Agreement") approving termination of the Series C Purchase Agreement, (viii) the written agreement of the holders of a majority of the shares of the Series D Preferred Stock sold pursuant to the Series D Preferred Stock Purchase Agreement, October 29, 1999 (the "Series D Purchase Agreement") approving termination of the Series D Purchase Agreement, and (ix) the written agreement of the persons holding or those having the right to acquire in the aggregate a majority of the Registrable Securities (as that term is defined in the Amended and Restated Registration Rights Agreement dated as of October 29, 1999 among the parties named therein (the "Registration Rights Agreement")) approving termination of the Registration Rights Agreement are the only actions by the holders of any class or series of Company Stock necessary to approve and adopt this Agreement, the Merger and the other transactions contemplated hereby (such votes, actions and requests of Company Stockholders, the "Merger Stockholder Approval Actions").

                  (c) The Company Board has unanimously (i) approved this Agreement, the Merger and the other transactions contemplated hereby, (ii) determined that this Agreement, the Merger, and the other transactions contemplated hereby are fair to and in the best interests of the holders of Company Stock and declared the advisability of this Agreement, (iii) determined to recommend that the Company Stockholders vote, or act by written consent, in favor of approval and adoption of this Agreement, the Merger and the other transactions contemplated hereby, (iv) approved the termination of the Company Stockholders' Agreement, Series A Purchase Agreement, Series B Purchase Agreement, Series C Purchase Agreement, Series D Purchase Agreement and the Registration Rights Agreement, and (v) fixed the date of this Agreement as the record date for the determination of stockholders entitled to vote to approve and adopt this Agreement and the Merger (the "Record Date"). The shares of Company Stock held by the Company Stockholders listed on the signature pages of the Voting Agreement represent, as of the Record Date, (i) at least a majority of the voting power represented by all outstanding shares of Common Stock, (ii) at least a majority of the voting power represented by all outstanding shares of Preferred Stock, voting together as a single class, (iii) at least a majority of the voting power represented by all outstanding shares of each series of Preferred Stock, (iv) at least 66 2/3% of the outstanding shares of Common Stock held by the Stockholders and at least 66 2/3% of the outstanding shares of Company Stock (including any rights, options or warrants to acquire such shares) held by the Investors, (v) at least a majority of the shares of Common Stock sold pursuant to the Series A Purchase Agreement, (vi) at least a majority of the shares of Common Stock sold pursuant to the Series B Purchase Agreement, (vii) at least a majority of the shares of Common Stock sold pursuant to the Series C Purchase Agreement, (viii) at least a majority of the shares of Common Stock sold pursuant to the Series D Purchase Agreement (assuming the conversion of the Series D Preferred Stock into Common Stock) and (ix) at least a majority of persons holding, or those having the right to acquire, Registrable Securities.

                  (d) The execution and delivery of this Agreement by the Company does not, and the performance by the Company of its obligations hereunder and the consummation by the Company of the transactions contemplated hereby will not, (i) conflict with, or result in any violation or breach of any provision of the Certificate of Incorporation or the By-laws, (ii) except as set forth on Section 3.4(d)(ii) of the Disclosure Schedule, conflict with, result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a payment obligation, termination or right of termination, cancellation or right of cancellation, acceleration or right of acceleration, of any right or obligation or loss of any benefit), or require the consent, approval or waiver of any third party in order to assign to the Buyer, or for the Company to continue to enjoy, the benefits of or exercise any right under, any note, bond, mortgage, indenture, lease, contract or other agreement, instrument or obligation to which the Company is a party or by which it or any of its properties or assets may be bound, or (iii) conflict with or violate any Permit, Order or Law applicable to the Company or any of its properties or assets, except, in the case of
(ii), for any such violations, breaches, defaults, terminations, cancellations, accelerations or conflicts which would not, either individually or in the aggregate, have or be reasonably likely to have a Material Adverse Effect.

                  (e) No Consent of any Governmental Entity or any third party, including a party to any Contract with the Company, is required by or with respect to the Company in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) orders, authorizations, registrations, declarations and filings as may be required under applicable securities laws, (ii) any filing required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (iii) any Consents set forth on Section 3.4(e) of the Disclosure Schedule; (iv) consents required under the Company Stockholders' Agreement, the Series A Purchase Agreement, the Series B Purchase Agreement, the Series C Purchase Agreement and the Series D Purchase Agreement and (v) the filing of the Certificate of Merger.

            3.5 Financial Statements. The Company has delivered to the Buyer true and correct copies of (a) statements of financial position of the Company as at December 31 of the years 1998 through 1999 and the related statements of income, changes in stockholders' equity and cash flow for each of the fiscal years then ended, including the notes thereto, together with the report thereon of PricewaterhouseCoopers LLP, independent auditors, and (b) an unaudited balance sheet as at April 30, 2000 (the "Interim Balance Sheet") and the related unaudited statements of income for the four months then ended (the "Financial Statements"). The Financial Statements fairly present the financial condition and the results of operations, changes in stockholders' equity and cash flows of the Company and the Company Subsidiaries as at the respective dates and for the periods referred to in such financial statements, all in accordance with United States generally accepted accounting principles ("GAAP") applied on a basis consistent with prior periods, subject in the case of interim statements to normal recurring year-end adjustments that are not likely to be material in amount and the absence of notes.

            3.6 Books and Records. The books of account of the Company are complete and correct in all material respects and have been maintained in accordance with sound business practices. The Company has made and kept books, records and accounts which, in reasonable detail, accurately and fairly reflect its transactions and the dispositions of its assets. The Company maintains a system of accounting controls sufficient to provide reasonable assurances that (a) transactions are executed in accordance with management's general or specific authorization; (b) transactions are recorded as necessary (i) to permit preparation of financial statements in conformity with GAAP and (ii) to maintain accountability for assets; (c) access to assets is permitted only in accordance with management's general or specific authorization; and (d) the recorded accounting for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

            3.7 No Undisclosed Liabilities. Except (a) as and to the extent of the amounts specifically reflected or reserved on the balance sheet as at December 31, 1999 (the "Audited Balance Sheet"), (b) obligations under Contracts entered into in the ordinary course of business and consistent with past practice and not in excess of current requirements which are not required by GAAP to be reflected on the Audited Balance Sheet, (c) liabilities and obligations incurred in the ordinary course of business consistent with past practice since the date of the Audited Balance Sheet and (d) as set forth in Section 3.7 of the Disclosure Schedule, the Company does not have any liabilities or obligations of any nature whether absolute, accrued, known, or unknown, contingent or otherwise and whether due or to become due, which individually or in the aggregate would have a Material Adverse Effect.

            3.8 Accounts Receivable. All accounts receivable of the Company, whether reflected in the Interim Balance Sheet or otherwise, represent sales actually made in the ordinary course of business and have been reflected properly in its books and records.

            3.9 Inventory. All of the inventories of the Company consist of a quality and quantity usable and salable in the ordinary and usual course of business, except for items of obsolete materials and materials of below-standard quality, all of which items have been written off or written down on the Financial Statements to fair market value or for which adequate reserves have been provided therein. All inventories not written off have been priced at the lower of average cost or market. The quantities of each type of inventory (whether raw materials, work-in-process, or finished goods) are not excessive, but are reasonable and warranted in the present circumstances of the Company. All finished goods inventory held by the Company is free of any defect or other deficiency.

            3.10 Assets. Except as set forth in Section 3.10 of the Disclosure Schedule, the Company has good and marketable title, free and clear of all Liens, to (i) all of its assets and properties reflected as owned on the Audited Balance Sheet, except for assets and properties disposed of, or subject to purchase or sales orders, in the ordinary course of business since the date of the Audited Balance Sheet and (ii) all of the Company's other assets, real property, interests in real property, rights, franchises, copyrights, trademarks, trade names, licenses and properties, tangible or intangible, real or personal, wherever located which are used in the conduct of its business, other than property that is leased or licensed, with respect to which the Company has valid and enforceable leases or licenses under which there exists no default, event of default or event which, with notice or lapse of time or both, would constitute a default, except for such defaults which have not had or are not reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect.

            3.11  Intellectual Property.

                  (a) All patents (including, without limitation, all U.S. and foreign patents, patent applications (including provisional applications), patent disclosures, and any and all divisions, continuations, continuations-in-part, reissues, re-examinations and extensions thereof), design rights, trademarks, trademark applications (including intent to use filings), trade names and service marks (whether or not registered), trade dress, logos, Internet domain names, copyrights (whether or not registered) and any renewal rights therefor, sui generis database rights, statistical models, technology, inventions, supplier lists, trade secrets, know-how, computer software programs or applications in both source and object code form, databases, technical documentation of such software programs, "mask works" (as defined under 17 U.S.C. ss.901) registrations and applications for any of the foregoing and all other tangible or intangible proprietary information or materials ("Intellectual Property") that are or have been used in (including in the development of) the Company's business and/or in any product, technology or process (i) currently being or formerly manufactured, published or marketed by the Company or (ii) currently under development for possible future manufacturing, publication, marketing or other use by the Company are hereinafter referred to as the "Company Intellectual Property."

                  (b) Section 3.11(b) of the Disclosure Schedule contains a true and complete list of the Company's patents and patent applications, mask works, registered trademarks and trademark applications, trade names, registered service marks and service mark applications, Internet domain names and Internet domain name applications, and registered copyrights and copyright applications, and includes details of all material due dates for further filings, maintenance, payments or other actions falling due in respect of Company Intellectual Property within twelve (12) months hereof. All of the Company's patents, patent applications, registered trademarks, trademark applications and registered copyrights are in good standing and, except as would not have a Material Adverse Effect, all of the fees and filings due as of the Closing Date with respect thereto have been duly made. The due dates specified in the Disclosure Schedule are accurate and complete in all material respects.

                  (c) The Company Intellectual Property contains only those items and rights which are: (i) owned by the Company; (ii) in the public domain; or (iii) rightfully used by the Company pursuant to a valid and enforceable license or other similar agreement (the "Company Licensed Intellectual Property"). The Company has all rights in currently existing Company Intellectual Property necessary to carry out their respective current activities and their respective future activities to the extent such future activities are already planned in a written business plan (and had all rights necessary to carry out its former activities at the time such activities were being conducted), including, to the extent required to carry out such activities, rights to make, use, reproduce, modify, adopt, create derivative works based on, translate, distribute (directly and indirectly), transmit, display and perform publicly, license, rent and lease and, other than with respect to Company Licensed Intellectual Property, assign and sell, Company Intellectual Property.

                  (d) The reproduction, manufacturing, distribution, licensing, sublicensing, sale or any other exercise of rights in any Company Intellectual Property, product, work, technology or process as now used or offered or proposed in a written business plan for use, licensing or sale by the Company does not infringe on any rights in any patent, design right, trademark, trade name, service mark, mask work, trade dress, Internet domain name, copyright, database, statistical model, technology, invention, supplier list, trade secret, know-how, computer software program or application of any Person, anywhere in the world. No claims (i) challenging the validity, effectiveness or, other than with respect to Company Licensed Intellectual Property, ownership by the Company or any Company Subsidiary of any Company Intellectual Property or (ii) to the effect that the use, distribution, licensing, sublicensing, sale or any other exercise of rights in any product, work, technology or process as now used or offered or proposed in a written business plan for use, licensing, sublicensing or sale by the Company or any Company Subsidiary or their respective agents or use by its customers infringes or will infringe any Intellectual Property or other proprietary right of any Person, have been asserted or, to the Knowledge of the Company after due inquiry of those individuals who would reasonably be expected to have information relevant thereto, are threatened by any Person and the Company is unaware of the existence of any facts which could reasonably support such a claim. To the Knowledge of the Company after due inquiry of those individuals who would reasonably be expected to have information relevant thereto, all of the rights within Company Intellectual Property are enforceable and subsisting. To the Knowledge of the Company after due inquiry of those individuals who would reasonably be expected to have information relevant thereto, there is no material unauthorized use, infringement or misappropriation of any Company Intellectual Property by any third party, employee, former employee or contract worker.

                  (e) Except in respect of the Persons referred to on
Section 3.11(e) of the Disclosure Schedule, all personnel, including employees, contract workers, agents, consultants and contractors, who have contributed to or participated in the conception and development of Company Intellectual Property on behalf of the Company or any Company Subsidiary, have executed proprietary inventions agreements in the form attached to
Section 3.11(e) of the Disclosure Schedule and either (i) have been a party to an enforceable "work-for-hire" or similar agreement with the Company in accordance with applicable national and state law that has accorded the Company full, effective, exclusive and original ownership of all tangible and intangible property thereby arising, or (ii) have executed appropriate instruments of assignment in favor of the Company as assignee that have conveyed to the Company effective and exclusive ownership of all tangible and intangible property thereby arising. None of the Persons referred to in
Section 3.11(e) of the Disclosure Schedule as not having executed any of the foregoing agreements, whether or not expressly named thereon, have materially contributed to or participated in the conception or development of Company Intellectual Property.

                  (f) The Company is not, nor as a result of the execution or delivery of this Agreement, or performance of the Company's obligations hereunder, will the Company be, in violation of any license, sublicense, agreement or instrument involving Intellectual Property to which the Company is a party or otherwise bound, nor will execution or delivery of this Agreement, or performance of the Company's obligations hereunder, cause the diminution, termination or forfeiture of the Company's rights in any Company Intellectual Property.

                  (g) Section 3.11(g) of the Disclosure Schedule contains a true and the complete list of all of the software programs included in or developed for inclusion in the Company's products by the Company (including all software programs embedded or incorporated in the Company's products) (the "Company Software Programs"). The Company owns full and unencumbered right and good, valid and marketable title to such Company Software Programs free and clear of all Liens, except as set forth in Section 3.10 of the Disclosure Schedule.

                  (h) The source code and system documentation relating to the Company Software Programs (i) have at all times been maintained in confidence, (ii) have been disclosed by the Company only to employees or contract workers who have a "need to know" the contents thereof in connection with the performance of their duties to the Company and who have executed the nondisclosure agreements referred to in this Section 3.11,
(iii) have not been disclosed to any third party and (iv) are not the subject of any escrow or similar agreement or arrangement giving any third party rights in such source code and/or system documentation upon the occurrence of certain events.

                  (i) Except as would not otherwise materially impair the Company's ability to account for, enforce its rights under, make use of, understand or memorialize the Company Intellectual Property, the Company has taken all reasonable steps, in accordance with normal industry practice, to preserve and maintain notes and records relating to Company Intellectual Property to cause the same to be readily understood, identified and available.

                  (j) The Company Software Programs (i) have been designed to ensure Year 2000 compatibility, which consists of data century recognition, and calculations that accommodate same century and multi-century formulas and date values; (ii) operate and will operate in accordance with their specifications during and after the calendar Year 2000; (iii) have been designed to correctly recognize and process leap year date data and (iv) shall not end abnormally or provide invalid or incorrect results as a result of date data, specifically including date data which represents or references different centuries or more than one century.

                  (k) Except as set forth in Section 3.11(k) of the Disclosure Schedule, the Company Intellectual Property is free and clear of any and all Liens.

                  (l)  [intentionally omitted]

                  (m) Except as set forth in Section 3.11(m) of the Disclosure Schedule, the Company does not owe any royalties or other payments to third parties in respect of Company Intellectual Property. All royalties or other payments set forth in the Disclosure Schedule that have accrued prior to the Closing have been paid.

                  (n) The Company employs commercially reasonable measures to ensure that the Company Software Programs contain no "viruses." For the purposes of this Agreement, "virus" means any computer code intentionally designed to disrupt, disable or harm in any manner the operation of any software or hardware. To the Company's Knowledge, none of the foregoing contains any worm, bomb, backdoor, clock, timer, or other disabling device, code, design or routine which causes the software to be erased, inoperable, or otherwise incapable of being used, either automatically or upon command by any party.

                  (o) The Company has implemented commercially reasonable steps for the physical and electronic protection of their respective information assets from unauthorized disclosure, use or modification.
Section 3.11(o) of the Disclosure Schedule sets forth (i) each breach of security involving its information assets of which the Company has Knowledge, (ii) its known consequences and (iii) the steps the Company has taken to remedy such breach.

            3.12 Absence of Changes. Except as set forth in Section 3.12 of the Disclosure Schedule, since December 31, 1999, the Company has conducted its respective business only in the ordinary and usual course consistent with past practice and there has not been:

                  (a) any event or occurrence which has had or would be reasonably likely to have a Material Adverse Effect;

                  (b) any transaction, commitment, contract or agreement entered into by the Company or any relinquishment by the Company of any contract or other right in any case having a value of or involving aggregate payments or value in excess of $100,000 other than in the ordinary course of business;

                  (c) any redemption or other acquisition of any Company Stock by the Company or any declaration, setting aside, or payment of any dividend or distribution of any kind with respect to any Company Stock;

                  (d) any increase in compensation, bonus or other benefits payable or to become payable by the Company to any of its directors, officers or employees, other than in the ordinary course of business;

                  (e) any entering into or granting by the Company of any new employment agreement providing for annual compensation over $100,000, any new employee benefit, deferred compensation or other similar employee benefit arrangement, or any new consulting arrangement providing for annual compensation over $100,000 or any grant of any severance or termination rights to any director, officer or employee of the Company or any increase in benefits payable under existing severance or termination pay policies or employment agreements;

                  (f) any change in accounting policies, principles, methods or practices, including any material change with respect to reserves (whether for bad debts, contingent liabilities or otherwise) of the Company;

                  (g) any making by the Company of any loan or advance to any stockholder, officer, director or consultant (other than expense advances made in the ordinary course of business), or any other loan or advance otherwise than in the ordinary course of business;

                  (h) except for inventory or equipment acquired in the ordinary course of business, any acquisition by the Company of all or any part of the assets, properties, capital stock or business of any other person or entity;

                  (i) any destruction of, damage to or loss of any assets material to the business of the Company (whether or not covered by insurance);

                  (j) a material adverse change in a material customer, supplier, licensee or licensor relationship including any cancellation, termination or adverse modification or threatened cancellation, termination or adverse modification of any such relationship;

                  (k) any claim of wrongful discharge or claim of other unlawful labor practice or action made or brought against the Company;

                  (l) any litigation commenced or, to the Company's Knowledge, threatened against the Company;

                  (m) except in the ordinary course of business, any sale, abandonment or any other disposition of any of the Company's assets or properties;

                  (n) any disposition or lapse of rights with respect to any Company Intellectual Property or any disclosure to third parties with respect thereto except in the ordinary course of business and consistent with past practice; or

                  (o) any commitment, understanding or agreement by the Company or any of its directors, officers or employees to do any of the things described in the preceding clauses (a) through (n), other than any such commitment, understanding or agreement which by its terms has expired or been terminated.

            3.13  Tax Matters.

                  (a) Filing of Timely Tax Returns. The Company has timely filed all Tax Returns (as defined below) required to be filed by or on behalf of it under applicable law. All such Tax Returns were and are true, complete and correct. No claim has been made by a Taxing Authority (as defined below), in a jurisdiction where the Company does not file Tax Returns to the effect that the Company is or may be subject to taxation by that jurisdiction, and to the Company's Knowledge, no reasonable basis exists for such a claim to be made as to any prior period if such a claim would involve a material Tax liability.

                  (b) Payment of Taxes. The Company has, within the time and in the manner prescribed by law, paid all Taxes (as defined below) that are due and payable by it.

                  (c) Tax Reserves. The total of the accrual and reserves for Taxes (excluding deferred Taxes) on the balance sheets contained in the Financial Statements is an amount at least equal to the sum of the Company's liability for Taxes (other than Taxes previously paid over to the appropriate Taxing Authority) for all Tax periods (and portions thereof) ending on or before the date of such financial statements. Since the date of the most recent Financial Statements, the Company has not incurred any liability for Taxes other than in the ordinary course of business.

                  (d) Tax Liens. There are no Tax liens upon the assets, properties or business of the Company except liens for Taxes not yet due or being contested in good faith through appropriate proceedings and for which adequate reserves have been established in the Financial Statements.

                  (e) Withholding Taxes. The Company and each Company Subsidiary has complied in all material respects with the provisions of the Code and all other applicable laws relating to information reporting and returns and the payment and withholding of Taxes, including, without limitation, the withholding and reporting requirements under Code Sections 1441 and 1464, 3401 through 3406 and 6041 through 6060, as well as similar provisions under any other laws, and have, within the time and in the manner prescribed by law, withheld and paid over to the proper Taxing Authority all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

                  (f) Extensions of Time for Filing Tax Returns. The Company has not requested any extension of time within which to file any Tax Return, which Tax Return has not since been timely filed.

                  (g) Waivers of Statute of Limitations. The Company has not executed any outstanding waivers or comparable consents regarding the application of a statute of limitations with respect to any Taxes or Tax Returns.

                  (h) Expiration of Statute of Limitations. Prior to the date of this Agreement, the Company has provided the Buyer with written schedules of (i) the Tax years of the Company for which any statute of limitation with respect to any Tax has not expired and (ii) with respect to any franchise Tax and any Tax based on net income, gross receipts or gross income, for all Tax years of the Company for which the statutes of limitations have not yet expired, those years for which examinations have been completed, those years for which examinations are presently being conducted and those years for which examinations have not yet been initiated. To the Company's Knowledge, no deficiency for any Taxes has been proposed, asserted or assessed against the Company that has not been resolved and paid in full. To the Company's Knowledge, no facts exist that would be reasonably likely to result in the assessment of any material liability for Taxes against the Company for any prior periods for which Tax Returns were or should have been filed.

                  (i) Audit, Administrative and Court Proceedings. No audits or other proceedings by any Taxing Authority are presently pending, or, to the Knowledge of the Company, threatened, with regard to any Taxes or Tax Returns of the Company.

                  (j) Tax Ruling. The Company has not received or requested a Tax Ruling (as defined below) or entered into a Closing Agreement (as defined below) with any Taxing Authority. As used in this Agreement, "Tax Ruling" shall mean any written ruling of (or other written guidance from) a Taxing Authority relating to Taxes; and "Closing Agreement" shall mean a written and legally binding agreement with a Taxing Authority relating to Taxes.

                  (k) Availability of Tax Returns. Prior to the Effective Time, the Company will make available to the Buyer complete and accurate copies of (i) all Tax Returns for open years, and any amendments thereto, filed by or on behalf of the Company, (ii) all audit reports or written proposed adjustments (whether formal or informal) received from any Taxing Authority relating to any Tax Return filed by or on behalf of the Company and (iii) any Tax Ruling or request for a Tax Ruling applicable to the Company and Closing Agreements entered into by the Company.

                  (l) Tax Sharing Agreements. The Company is not a party to, is not bound by, and has no obligation under, any agreement relating to the allocation of sharing of Taxes and has no liability for the Taxes of any person other than the Company as a transferee, or successor or otherwise (including, without limitation, any liability under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign law).

                  (m) Code Section 341(f). The Company has not filed (and will not file prior to the Closing) a consent pursuant to Code Section 341(f) and has not agreed to have Code Section 341(f)(2) apply to any disposition of a subsection (f) asset (as that term is defined in Code
Section 341(f)(4)) owned by the Company.

                  (n) Code Section 168. No property of the Company is property that the Company or any party to this transaction is or will be required to treat as being owned by another person pursuant to the provisions of Code Section 168(f)(8) (as in effect prior to its amendment by the Tax Reform Act of 1986) or is "tax-exempt use property" within the meaning of Code Section 168(h).

                  (o) Code Section 481 Adjustments. The Company is not required to include in income for any Tax period ending after the date hereof any adjustment pursuant to Code Section 481(a) by reason of a voluntary change in accounting method of the Company, nor has the IRS (as defined below) proposed any such adjustment or change in accounting method.

                  (p) Acquisition Indebtedness. No indebtedness of the Company is "corporate acquisition indebtedness" within the meaning of Code
Section 279(b) or an "applicable high yield discount obligation" within the meaning of Code Section 163(i).

                  (q) Consolidated Tax Returns. The Company has never been a member of an affiliated group of corporations (within the meaning of Code
Section 1504(a)) filing consolidated Tax Returns.

                  (r) United States Real Property Holding Company. The Company has not been a United States real property holding company within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii).

                  (s) S Corporation. The Company is not and has never been an "S Corporation" within the meaning of Section 1361 of the Code.

                  (t) Code Section 355(e). The Company has not constituted either a "distributing corporation" or a "controlled corporation" (within the meaning of Code Section 355(a)(1)(A)) in a distribution of stock qualifying for tax-free treatment under Code Section 355(a), either (i) in the two years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Code Section 355(e)) in conjunction with the Merger.

                  (u) For purposes of this Agreement: (i) "Taxes" (including, with correlative meaning, the word "Tax") shall include any and all federal, state, county, local, municipal, foreign or other taxes, charges, imposts, rates, fees, levies or other assessments, including, without limitation, all net income, gross income, sales and use, ad valorem, transfer, gains, profits, excise, franchise, real and personal property, gross receipt, capital stock, production, business and occupation, disability, employment, payroll, license, estimated, stamp, custom duties, severance, withholding, social security, health tax or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and penalties (civil or criminal) on or additions to any such taxes and any expenses incurred in connection with the determination, settlement or litigation of any tax liability, (ii) "Taxing Authority" means any government authority or any subdivision, agency, court commission, instrumentality or official thereof or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection, imposition or administration of any Tax (including the Internal Revenue Service (the "IRS")) and (iii) "Tax Return" includes any return, report, declaration, form, claim for refund, or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

            3.14  Compliance with Laws.

                  (a) The Company has all material licenses, permits, franchises, orders or approvals of any Governmental Entity required for the conduct of its business as currently conducted and as currently proposed to be conducted (collectively, "Permits"). All Permits are in full force and effect and no proceeding is pending or, to the Company's knowledge, threatened to revoke or limit any Permit.

                  (b) Except as set forth in Section 3.14(b) of the Disclosure Schedule, the Company is, and since July 7, 1998 has been, in compliance in all material respects with all applicable Laws. Since July 7, 1998, the Company has not received any notice or other communication (whether written or oral) from any Person regarding any actual, alleged, possible or potential violation of or failure to comply with any Law.

            3.15 Actions and Proceedings. There are no outstanding orders, awards, judgments, injunctions, decrees or other requirements of any court, arbitrator or governmental or regulatory body against the Company. There is no Litigation pending or, to the Knowledge of the Company, threatened against the Company which, if adversely determined, individually or in the aggregate, would, or would be reasonably likely to, have a Material Adverse Effect. Except as set forth in Section 3.15 of the Disclosure Schedule, to the Company's Knowledge, there is no fact, event or circumstance now in existence that could be expected to give rise to any litigation which, if adversely determined, individually or in the aggregate, would, or would be reasonably likely to, have a Material Adverse Effect.

            3.16 Contracts and Other Agreements. Section 3.16 of the Disclosure Schedule sets forth a list of the following contracts and other agreements to which the Company is a party or by or to which any of its assets, properties or securities are bound or subject (each, a "Material Contract"):

                  (a) any agreement or series of related agreements requiring aggregate payments by or to the Company of more than $100,000;

                  (b) any agreement with or for the benefit of any current or former officer or director, holder of any security, employee or consultant of the Company under which the Company has any obligations as of the date hereof and which (i) involves an obligation of the Company to make payments exceeding $100,000 in any year or (ii) involves any severance or termination payments or other obligation except as required by Law;

                  (c) any agreement with any labor union or association representing any employee of the Company;

                  (d) any agreement for purchase of any materials, supplies, equipment, merchandise or services that contains an escalation clause or that obligates the Company to purchase all or substantially all of its requirements of a particular product or service from a supplier or to make periodic minimum purchases of a particular product or service from a supplier, which is not terminable on not more than 30 days notice (without penalty or premium);

                  (e) any agreement for the sale of any of the assets, properties or securities of the Company other than in the ordinary course of business or for the grant to any person of any options, rights of first refusal, or preferential or similar rights to purchase any such assets, properties or securities;

                  (f) any agreement of surety, guarantee or indemnification, other than agreements in the ordinary course of business with respect to obligations in an aggregate amount not in excess of $100,000;

                  (g) any agreement which contains covenants of the Company not to compete in any line of business, in any geographic area or with any Person or covenants of any other Person (other than employees, former employees, consultants or former consultants of the Company) not to compete with the Company or in any line of business of the Company;

                  (h) any agreement with customers or suppliers for the sharing of fees, the rebating of charges or other similar arrangements;

                  (i) any agreement obligating the Company to deliver future product enhancements or containing a "most favored nation" pricing clause;

                  (j) any agreement relating to the acquisition by the Company of any operating business or the capital stock of any other Person;

                  (k) any agreement requiring the payment to any Person of a brokerage or sales commission or a finder's or referral fee (other than arrangements to pay commissions or fees to employees or agents in the ordinary course of business);

                  (l) any agreements, notes or other documents relating to or evidencing outstanding indebtedness of the Company for borrowed money (including capitalized lease obligations);

                  (m) any lease, sublease or other agreement under which the Company is lessor or lessee of any real property or equipment or other tangible property;

                  (n) any agreement with a change of control provision or otherwise requiring any consent, approval, waiver or other action by any Person in connection with the Merger;

                  (o) any stock option agreement, restricted stock agreement, employment or severance agreement, phantom stock plan or bonus, incentive or similar agreement, arrangement or understanding;

                  (p) any agreement involving the assignment, transfer, license (whether as licensee or licensor) or pledge or encumbrance of any Company Intellectual Property other than those entered into with present or former employees or consultants in the ordinary course of business consistent with past practice;

                  (q) any distribution or sales representative agreement or agreement appointing any agent; and

                  (r) any other material agreement whether or not made in the ordinary course of business.

True and complete copies of all Material Contracts (and all amendments, waivers or other modifications thereto) have been furnished or made available to the Buyer. Each Material Contract is valid, subsisting, in full force and effect, binding upon the Company and, to the Company's Knowledge, the other parties thereto in accordance with their terms, and the Company is not in default under any of them, nor, to the Company's Knowledge, is any other party to any Material Contract in default thereunder, nor, to the Company's Knowledge, does any condition exist that with notice or lapse of time or both would constitute a default thereunder, except, in each of the foregoing cases, such defaults as would not, either individually or in the aggregate, have, or be reasonably likely to have, a Material Adverse Effect.

            3.17  Properties.

                  (a) The Company does not own any real property and does not have any options or contractual obligations to purchase or acquire any interest in real property. The Company has a valid leasehold interest in all of the buildings, structures and leasehold improvements, and owns or has a valid leasehold interest in all equipment and other tangible property, used in the conduct of its business as currently conducted, all of which are in good operating condition and repair, ordinary wear and tear excepted and are adequate for the uses to which they are being put. There is no equipment located on the premises of the Company or used in the business of the Company that is on loan from another party.

            3.18 Customers, Distributors and Suppliers. Section 3.18 of the Disclosure Schedule sets forth (a) all representatives or distributors of the Company (whether pursuant to commission, royalty or other arrangement), and
(b) the ten largest suppliers of Company in terms of costs recognized for the purchase of products or services during the period from January 1, 1999 through December 31, 1999 (collectively, the "Distributors, Customers and Suppliers"). The Company does not know of any plan or intention of any of the Distributors, Customers or Suppliers to terminate, cancel or otherwise adversely modify its relationship with the Company or to decrease materially or limit its products or services to the Company or its usage, purchase or distribution of the services or products of the Company.

            3.19  Employee Benefit Plans.

                  (a) Definitions. The following terms shall have the meanings set forth below:

                              (i)  "Affiliate" shall mean any Subsidiary and
any other person or entity controlled by or under common control with the Company within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations thereunder;

                              (ii)  "DOL" shall mean the United States
Department of Labor.

                              (iii)  "ERISA" shall mean the Employee
Retirement Income Security Act of 1974, as amended;

                              (iv)  "Employee" shall mean any current,
former, or retired employee, officer, or director of the Company or any Affiliate;

                              (v)  "Employee Agreement" shall refer to each
management, employment, severance, consulting, relocation, repatriation, expatriation, visas, work permit or similar agreement or contract between the Company or any Affiliate and any Employee or consultant;

                              (vi)  "IRS" shall mean the United States
Internal Revenue Service;

                              (vii)  "Pension Plan" shall refer to each
Company Employee Plan that is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA;

                              (viii)  "Company Employee Plan" shall refer to
any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, deferred compensation, incentive compensation, severance, termination pay, performance awards, stock or stock-related awards, fringe benefits, payments for insurance policies and education or other benefit funds, or other employee benefits or remuneration of any kind, whether formal or informal, funded or unfunded, including each "employee benefit plan", within the meaning of Section 3(3) of ERISA that is or has been maintained, contributed to, or required to be contributed to, by the Company or any Affiliate for the benefit of any Employee, or pursuant to which the Company or any Affiliate has any liability, contingent or otherwise;

                  (b) Schedule. Section 3.19(b) of the Disclosure Schedule contains an accurate and complete list of each Company Employee Plan and each Employee Agreement. Except as set forth in Section 2.1(g) of the Disclosure Schedule and Section 3.12(b) of the Disclosure Schedule, neither the Company nor any Affiliate has any plan or commitment to establish any new Company Employee Plan or written Employee Agreement or to modify any Company Employee Plan or Employee Agreement (except to the extent required by law).

                  (c) Documents. The Company has provided or made available to the Buyer true and complete copies of (i) all documents comprising each written Company Employee Plan and each written Employee Agreement, including all amendments thereof and any trust agreements, insurance contracts and other funding agreements; (ii) the three most recent annual reports (Series 5500 and all schedules thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan or related trust; (iii) the most recent actuarial reports, if any, prepared for each of the Company Employee Plans for which such report is required or was prepared and the most recent certified financial statements for each of the Company Employee Plans, if any, for which such report is required or was prepared; (iv) the most recent summary plan description together with the most recent summary of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan; and (v) all IRS determination letters and rulings, if any, relating to Company Employee Plans and copies of all material applications and correspondence to or from the IRS or the DOL with respect to any Company Employee Plan.

                  (d) Employee Plan Compliance. (i) The Company and each Affiliate has performed in all material respects all obligations required to be performed by it under each Company Employee Plan, and each Company Employee Plan has been established and maintained in all material respects in accordance with its terms and in material compliance with all applicable Laws including ERISA and the Code; (ii) no "prohibited transaction," within the meaning of Section 4975 of the Code or Section 406 of ERISA, that is not otherwise exempt, has occurred with respect to any Company Employee Plan; (iii) there are no actions, suits or claims pending, or, to the Knowledge of the Company, threatened or anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan; (iv) each Company Employee Plan (other than any 401(k) or option plan) can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without material liability to the Company, the Surviving Corporation or any of its Affiliates (other than for ordinary administration expenses typically incurred in a termination event and benefits accrued through the effective date of such amendment, termination or discontinuance); (v) to the Knowledge of the Company there are no inquiries or proceedings pending or threatened by any Governmental Entity, including the IRS or DOL with respect to any Company Employee Plan; (vi) neither the Company nor any Affiliate is subject to any material penalty or tax with respect to any Company Employee Plan under Section 406(i) of ERISA or Section 4975 through 4980 of the Code; (vii) all contributions, premiums or other payments due and owing from the Company or its Affiliates with respect to any Company Employee Plan have been timely paid or adequately provided for on the Company Balance Sheet; and (viii) all obligations of the Company with respect to statutorily required severance payments have been fully satisfied or have been funded by contributions to appropriate insurance funds. With respect to each Company Employee Plan that is funded wholly or partially through an insurance policy, all premiums required to have been paid to date under the insurance policy have been paid, all premiums required to be paid under the insurance policy through the Effective Time will have been paid on or before the Effective Time and, as of the Effective Time, there will be no liability of the Company or any Subsidiary under any insurance policy or ancillary agreement with respect to such insurance policy in the nature of a retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events occurring prior to the Effective Time. All Company Employee Plans outside of the United States, if any (the "Foreign Plans"), are in compliance in all material respects with all applicable Laws and have been operated in all material respects in accordance with the Plans' respective terms. There are no unfunded liabilities under or in respect of the Foreign Plans, and all contributions or other payments required to be made to or in respect of the Foreign Plans prior to the Effective Time have been made or will be made prior to the Effective Time.

                  (e)  Pension Plan Qualification; Funding.

                              (i)  With respect to each Pension Plan, if any,
which is intended to be qualified under Section 401(a) of the Code, (A) such Pension Plan has received a favorable determination opinion, notification or advisory letter as to its qualification from the IRS, or has remaining a period of time under applicable law in which to apply for such a letter, and (B) nothing has occurred, whether by action or failure to act, which would cause the loss or denial of such qualification.

                              (ii)  No Pension Plan is or has been subject to
Section 302 or Title IV of ERISA or Section 412 of the Code.

                  (f) No Post-Employment Obligations. Except as required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or other applicable law or pursuant to a Pension Plan, no Company Employee Plan provides, or has any liability to provide, life insurance, medical benefits, or other employee benefits to any Employee upon or following his or her retirement or termination of employment for any reason, except for benefits accrued through the date of termination and as may be required by statute, deferred compensation benefits that are accrued as liabilities on the books of the Company, or benefits the full cost of which is borne by the employee or his or her beneficiary and neither the Company nor any Affiliate has ever represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) that such Employee(s) would be provided with medical welfare benefits upon their retirement or termination of employment, except to the extent required by statute.

                  (g) Effect of Transaction. Except for the Stock Restriction Agreements and Option Agreements referenced in Section 3.3(a) of the Disclosure Schedule, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not, either alone or in combination with another event, constitute an event under any Company Employee Plan, Employee Agreement, trust or loan or applicable law that will result in any payment (whether of severance pay, unemployment compensation, golden parachute, bonus or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee. No amount payable under any Company Employee Plan or Employee Agreement or otherwise will fail to be deductible for U.S. federal income tax purposes by virtue of Section 280G of the Code.

            3.20 Employment Matters. The Company is in compliance in all material respects with all applicable foreign, federal, state and local Laws and all applicable collective bargaining agreements respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to employees. No work stoppage or labor strike against the Company is pending or, to the Company's Knowledge, threatened. The Company is not involved in or, to the Company's Knowledge, threatened with, any labor dispute, grievance, or litigation relating to labor, safety or discrimination matters involving any of the Company's employees, including, without limitation, charges of unfair labor practices or discrimination complaints. To the Company's Knowledge, it has not engaged in any unfair labor practices within the meaning of the National Labor Relations Act. The Company is not presently, nor has it been in the past, a party to, or bound by, (i) any collective bargaining agreement or union contract with respect to employees (including by way of an extension order) and no collective bargaining agreement is being negotiated by the Company or (ii) any statutory works council or other agreement, statute, rule or regulation that mandates employee approval, participation, consultation or consent with regard to the transactions contemplated hereby.

            3.21 Employee Conflicts. To the Company's Knowledge, no employee of the Company is in violation of any term of any employment contract, inventions disclosure agreement, confidentiality agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company because of the nature of the business conducted or presently proposed to be conducted by the Company or relating to the use of trade secrets or proprietary information of others.

            3.22 Management Relationships. No executive officer or director of the Company owns any interest in any property or assets of the Company (except as a stockholder) and no executive officer of the Company owns any interest in (a) any current competitor, customer or supplier of the Company, or (b) except as set forth on Section 3.22(c) of the Disclosure Schedule, any Person which is currently a party to any material contract or agreement with the Company, other than holdings of less than 1% of a class of a company's publicly traded securities and ownership interests held by investment funds affiliated with the Company's directors (and personal ownership interests of such directors and their families related to the ownership interests of such funds).

            3.23 Insurance. Section 3.23 of the Disclosure Schedule sets forth a list of all policies or binders of fire, liability, product liability, workmen's compensation, vehicular, directors' and officers' and other insurance held by or on behalf of the Company. Such policies and binders are in full force and effect, and are in conformity in all material respects with the requirements of all leases or other agreements to which the Company is a party and are valid and enforceable in accordance with their terms. Other than defaults which would not have a Material Adverse Effect, the Company is not in default with respect to any provision contained in any such policy or binder nor has the Company failed to give any notice or present any claim under any such policy or binder in due and timely fashion. There are no outstanding unpaid claims under any such policy or binder. The Company has not received notice of cancellation or non-renewal of any such policy or binder.

            3.24 Brokers and Finders. The Company has no obligation to pay any fees or commission to any broker, finder or agent with respect to the transactions contemplated by this Agreement. No Person has acted as broker, finder, agent, investment banker, financial adviser or similar intermediary on behalf of the Company or any Company Stockholder in connection with this Agreement or the transactions contemplated hereby, and there are no brokerage commissions, investment banking or financial adviser fees, finders' fees or similar fees or commissions payable in connection herewith based on any agreement, arrangement or understanding with the Company or any Company Stockholder.

            3.25  Hazardous Materials.

                  (a) To the Company's Knowledge, there has been no generation, use, handling, storage or disposal of any Hazardous Materials (as defined in this Section 3.25) in violation of any applicable Environmental Law (as defined in this Section 3.25) at any site owned or premises leased by the Company during the period of the Company's lease or prior thereto, nor has there been or is there any release of any Hazardous Materials on or at any such site or premises during such period or prior thereto in violation of any applicable Environmental Law or which created or will create an obligation on the part of the Company to report or remediate such release. "Hazardous Materials" means any "hazardous waste" as defined in either the United States Resource Conservation and Recovery Act or regulations adopted pursuant to said Act, and any "hazardous substances" or "hazardous materials" as defined in the United States Comprehensive Environmental Response, Compensation and Liability Act. "Environmental Laws" means all Laws relating to pollution or protection of human health or the environment, including Laws relating to releases or threatened releases of Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, release, disposal, transport or handling of Hazardous Materials, and all Laws with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Materials.

                  (b) The Company has previously furnished or made available to the Buyer copies of any environmental audits or risk assessments, site assessments, documentation regarding off-site disposal of Hazardous Materials, spill control plans and material correspondence with any governmental agency available to it regarding the foregoing.

            3.26 Certain Business Practices. The Company has not (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful payments related to a political activity, (ii) made any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, (iii) consummated any transaction or made any payment or entered into any agreement or arrangement or taken any other action in violation of Section 1128B(b) of the Social Security Act, as amended or (iv) to its Knowledge, made any other unlawful payment.

            3.27 Registration Statement; Proxy Statement/Prospectus. The information supplied by the Company or required to be supplied by the Company (except to the extent revised or superseded by amendments or supplements) for inclusion in the registration statement on Form S-4 (or if such form shall be unavailable, such other form as may be available for registration with the SEC of the shares of Buyer Common Stock to be issued in the Merger), or any amendment or supplement thereto, pursuant to which the shares of Buyer Common Stock to be issued in the Merger will be registered with the SEC (including any amendments or supplements, the "Registration Statement") shall not, at the time the Registration Statement (including any amendments or supplements thereto) is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information supplied by the Company or required to be supplied by the Company (except to the extent revised or superseded by amendments or supplements) for inclusion in the Proxy Statement/Prospectus or any amendment or supplement thereto to be sent to the stockholders of the Company in connection with the solicitation of proxies for the Company's Stockholders' Meeting (as defined herein) to approve the Merger and adopt this Agreement, the Merger and the other transactions contemplated hereby (such Proxy Statement/Prospectus, as amended or supplemented, is referred to herein as the "Proxy Statement/Prospectus") shall not, on the date the Proxy Statement/Prospectus is first mailed or otherwise provided to the Company Stockholders and the Buyer's stockholders, or at the Effective Time, contain any statement which, at such time, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies by or on behalf of the Company which has become false or misleading. The information to be provided by the Company for inclusion in the Proxy Statement/Prospectus will comply in all material respects with the provisions of the Exchange Act. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied or required to be supplied by the Buyer which is contained in or omitted from any of the foregoing documents.

            3.28 Pooling; Tax Matters. Neither the Company nor any Affiliate, director, officer, employee or agent of the Company has taken or agreed to take any action or failed to take any action that would prevent the Merger (i) from being treated for financial accounting purposes as a "pooling of interests" in accordance with GAAP and the rules, regulations and interpretations of the SEC or (ii) the Merger from constituting a reorganization within the meaning of Section 368(a) of the Code. All of the written factual statements and representations made by holders of Company Stock, the Company, any Affiliates of the Company, and any of their respective Affiliates, to PricewaterhouseCoopers LLP in connection with the rendering by such accounting firm of the letter referred in Section 7.2(i), will be true, complete and correct, and will not omit to state a material fact required to make any such statement or representation not misleading.

            3.29 Affiliate Letters. Section 3.29 of the Disclosure Schedule contains a true and complete list of all Persons who, as of the date hereof, to the Knowledge of the Company, may be deemed to be Affiliates of the Company, excluding all its Subsidiaries but including all directors and executive officers of the Company.

            3.30 Key Employees. The Company has obtained agreements from the Company employees listed on Section 3.30 of the Disclosure Schedule ("Key Employees"), other than William Tao, in favor of the Company and the Buyer in form and substance satisfactory to the Buyer (the "Key Employee Agreements"), copies of which have previously been delivered to the Buyer, accepting employment with the Buyer after the Effective Time on the terms set forth therein.


                                 ARTICLE IV

             REPRESENTATIONS AND WARRANTIES OF THE BUYER

            The Buyer represents and warrants to the Company as follows:

            4.1 Organization. The Buyer and each of its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Buyer and each of its Subsidiaries is duly qualified or licensed as a foreign corporation to conduct business and is in good standing under the laws of each jurisdiction in which the nature of its business or the ownership or leasing of its properties requires such qualification, except for failures, if any, to be so qualified or licensed which, individually or in the aggregate, would not, and would not reasonably be likely to, have a Buyer Material Adverse Effect. The Buyer and each of its Subsidiaries has all requisite corporate power and authority to own, lease and operate its assets and to carry on its business as now being and as heretofore conducted.

            4.2   Capitalization.

                  (a) The authorized capital stock of the Buyer consists of 1,500,000,000 shares of Buyer Common Stock and 5,000,000 shares of preferred stock, $.01 par value per share ("Buyer Preferred Stock"). As of April 29, 2000, 244,793,474 shares of Buyer Common Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable, and no shares of Buyer Preferred Stock were issued or outstanding. No material change in such capitalization has occurred between April 30, 2000 and the date of this Agreement.

                  (b) The issuance of the Merger Shares pursuant to the Merger has been duly authorized by all necessary corporate action and, when issued in accordance with this Agreement, the Merger Shares will be duly authorized, validly issued, fully paid and nonassessable.

            4.3   Authority; No Conflict; Required Filings and Consents.

                  (a) Each of the Buyer and Sub has all requisite corporate power and authority to enter into this Agreement (and, in the case of the Buyer, the Escrow Agreement), to perform its obligations hereunder (and, in the case of the Buyer, thereunder) and to consummate the transactions contemplated hereby (and, in the case of the Buyer, thereby). The execution and delivery by each of the Buyer and Sub of this Agreement (and, in the case of the Buyer, the Escrow Agreement), the performance by each of the Buyer and Sub of its obligations hereunder (and, in the case of the Buyer, thereunder) and the consummation by each of the Buyer and Sub of the transactions contemplated hereby (and, in the case of the Buyer, thereby) have been duly authorized by the boards of directors of the Buyer and Sub and by the Buyer as the sole stockholder of Sub, and no other corporate proceedings on the part of the Buyer and Sub are necessary to authorize this Agreement or for the Buyer or Sub to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Buyer and Sub and constitutes (and, the Escrow Agreement when executed and delivered by the Buyer, will constitute) the valid and binding obligation of the Buyer and Sub (in the case of Sub, solely with respect to this Agreement), enforceable in accordance with its terms, subject to any applicable bankruptcy, insolvency, reorganization or similar laws now or hereafter in effect relating to creditors' rights generally or to general principles of equity.

                  (b) Assuming effectuation of all filings and registrations with, termination or expiration of any applicable waiting periods imposed by and receipt of all Permits or Orders indicated as required in Section 4.3(c), the execution and delivery of this Agreement by the Buyer and Sub does not (and, in the case of the Buyer, the execution and delivery by the Buyer of the Escrow Agreement will not), the performance by each of the Buyer and Sub of its obligations hereunder (and, in the case of the Buyer, thereunder) and the consummation by each of the Buyer and Sub of the transactions contemplated hereby (and in the case of the Buyer, thereby) will not, (i) conflict with, or result in any violation or breach of any provision of the Amended and Restated Certificate of Incorporation of the Buyer or the certificate of incorporation of Sub, the by-laws of the Buyer or the by-laws of Sub, (ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, contract or other agreement, instrument or obligation to which the Buyer or any of its Subsidiaries is a party or by which the Buyer or any of its Subsidiaries or any of its or their properties or assets may be bound or (iii) conflict with or violate any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Buyer or any of its Subsidiaries or any of its or their properties or assets, except, in the case of (ii) and (iii), for any such violations, breaches, defaults, terminations, cancellations, accelerations or conflicts which would not, in the aggregate, have or result in a Buyer Material Adverse Effect.

                  (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, is required by or with respect to the Buyer or Sub in connection with the execution and delivery by the Buyer or Sub of this Agreement or the Escrow Agreement, the performance by the Buyer or Sub of their obligations hereunder or thereunder, or the consummation by the Buyer or Sub of the transactions contemplated hereby or thereby, except for (i) the filing of the Certificate of Merger with the Secretary of State of Delaware, (ii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal or state securities Laws, (iii) filings with the Nasdaq National Market in connection with the listing on the Nasdaq National Market of the Merger Shares and shares of Buyer Common Stock issuable upon the exercise of Options after the Effective Time, (iv) any filing required under the HSR Act, (v) filings under the Exchange Act and (vi) such other consents, approvals, orders, authorizations, registrations, declarations and filings which, if not obtained or made, would not, individually or in the aggregate, have or be reasonably likely to have, a Buyer Material Adverse Effect.

            4.4   Filings; Financial Statements.

                  (a) The Buyer has filed with the SEC all reports required to be filed under the Exchange Act since October 22, 1999 and has made available to the Company all registration statements, prospectuses, reports and documents filed by the Buyer with the SEC since January 29, 2000 (collectively, the "Buyer SEC Reports"). The Buyer SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Buyer SEC Reports or necessary in order to make the statements in such Buyer SEC Reports, in the light of the circumstances under which they were made, not misleading.

                  (b) Each of the consolidated financial statements (including, in each case, any related notes) contained in the Buyer SEC Reports, complied, as of their respective dates, in all material respects with all applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved and fairly presented the consolidated financial position of the Buyer and its Subsidiaries as at the respective dates and the consolidated results of its operations and cash flows for the periods indicated, subject in the case of the unaudited interim financial statements to normal recurring year-end adjustments that are not likely to be material in amount and the absence of notes.

            4.5 Proxy Statement/Prospectus. The information to be supplied by the Buyer for inclusion in the Proxy Statement/Prospectus will not, on the date the Proxy Statement/Prospectus is first mailed or otherwise provided to stockholders of the Company and the Buyer, or at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Proxy Statement/Prospectus not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies which has become false or misleading.

            4.6 Brokers and Finders. Other than Morgan Stanley & Co. Incorporated, the Buyer has no obligation to pay any fees or commission to any broker, finder or agent with respect to the transactions contemplated by this Agreement. Other than Morgan Stanley & Co. Incorporated, no Person has acted as broker, finder, agent, investment banker, financial adviser or similar intermediary on behalf of the Buyer in connection with this Agreement or the transactions contemplated hereby, and there are no brokerage commissions, investment banking or financial adviser fees, finders' fees or similar fees or commissions payable in connection herewith based on any agreement, arrangement or understanding with the Buyer.


                              ARTICLE V

                         CONDUCT OF BUSINESS

            5.1 Covenants of the Company. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, the Company will (except to the extent that the Buyer shall otherwise consent in writing which consent shall not be unreasonably withheld), carry on its business in the usual, regular and ordinary course in substantially the same manner as previously conducted, pay or perform its obligations when due, and, to the extent consistent with such business, use all reasonable efforts consistent with past practices and policies to preserve intact its present business organization, keep available the services of its present officers and employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees and others having business dealings with it, to the end that its goodwill and ongoing businesses shall be unimpaired at the Effective Time. Except as expressly contemplated by this Agreement, the Company will not, without the prior written consent of the Buyer which consent shall not be unreasonably withheld:

                  (a) grant any additional Options, or change or amend the timing of any Option agreement or stock restriction agreement or the Company Stock Plan; provided that the Company may grant under the Company Stock Plan options to purchase up to an aggregate of 400,000 shares of Common Stock to newly hired employees in the ordinary course of business consistent with past practice provided that (i) no such grant adversely affects the qualification of the Merger for "pooling of interests" accounting and (ii) each such grant vests in accordance with the Buyer's policies regarding vesting of stock options and such vesting is not accelerated by the Merger or the other transactions contemplated hereby;

                  (b) transfer or license to any person or entity or otherwise extend, amend or modify any rights to any Company Intellectual Property other than on a non-exclusive basis in the ordinary course of business consistent with past practice;

                  (c) declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or redeem or otherwise acquire, directly or indirectly, any shares of its capital stock (except pursuant to the Stock Restriction Agreements as in effect on the date of this Agreement);

                  (d) issue, deliver or sell or authorize or propose the issuance, delivery or sale of any shares of its capital stock or securities directly or indirectly convertible into, or exercisable or exchangeable for, shares of its capital stock, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue, any such shares or securities, other than the issuance of shares of Common Stock issuable upon the exercise of Options or Warrants outstanding on the date hereof and the issuance of shares of Common Stock upon the conversion of shares of the Series D Preferred Stock;

                  (e) merge or consolidate with another Person, or acquire or purchase an equity or similar interest in or a substantial portion of the assets of another corporation, partnership or other business organization or otherwise acquire any assets outside the ordinary course of business consistent with past practices or otherwise enter into any material contract, commitment or transaction outside the ordinary course of business consistent with past practices;

                  (f) sell, lease, license, waive, release, transfer, encumber or otherwise dispose of any of its properties or assets, except in the ordinary course of business consistent with past practices;

                  (g) (i) incur, assume or prepay any indebtedness or any other liabilities other than in the ordinary course of business consistent with past practices; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person; (iii) make any loans, advances (other than travel advances consistent with current Company policy) or capital contributions to, or investments in, any other Person; (iv) authorize or make capital expenditures in excess of $100,000; or (v) permit any insurance policy naming the Company as a beneficiary or a loss payee to be cancelled or terminated other than in the ordinary course of business consistent with past practices;

                  (h) (i) increase in any manner the compensation or fringe benefits of, or pay any bonus to, any director, officer or employee, except for normal increases in salaried compensation in the ordinary course of business consistent with past practices; (ii) grant any severance or termination pay to, or enter into or amend any employment or severance agreement, with any director, officer or employee; (iii) enter into or amend any collective bargaining agreement; or (iv) establish, adopt, enter into or amend any Company Employee Plan, except as required by law;

                  (i) take any action with respect to, or make any change in its accounting or tax policies or procedures in effect on the date of the Audited Balance Sheet, except as may be required by changes in generally accepted accounting principles upon the advice of its independent accountants;

                  (j) revalue any of its assets, including writing down the value of inventory or writing off notes or accounts receivable, other than revaluations in the ordinary course of business consistent with past practices not exceeding $100,000 in the aggregate;

                  (k)  amend or propose to amend any Organizational
Documents;

                  (l) amend, take or fail to take any action that would constitute a violation of or default under, or waive any right under, any Material Contract, or waive or release any other material claim or right;

                  (m) make or rescind any election relating to Taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, or file any amended Tax Return or claim for refund;

                  (n) initiate any litigation or arbitration proceeding without prior notice to the Buyer or settle any litigation or arbitration proceeding involving out-of-pocket settlement payments of greater than $50,000; or

                  (o) enter into any contract, agreement, commitment, arrangement or understanding with respect to any of the actions described in Sections (a) through (n) above, or take (or fail to take) any action which would be reasonably likely to make any of the representations or warranties contained in this Agreement untrue or incorrect in any material respect as of the date of this Agreement or the Closing Date.

            5.2 Cooperation. Subject to compliance with applicable law, from the date hereof until the Effective Time, each of the Company and the Buyer shall confer on a reasonably regular and frequent basis to report operational matters of materiality and the general status of ongoing operations.

                                 ARTICLE VI

                        ADDITIONAL AGREEMENTS

            6.1  No Solicitation.

                  (a) During the period from the date of this Agreement until the earlier of (i) the termination of this Agreement in accordance with its terms and (ii) the Effective Time, the Company will not, directly or indirectly, through any officer, director, employee, stockholder, representative or agent of the Company (and the Company shall cause such officers, directors, employees, stockholders, representatives and agents not to, directly or indirectly), (i) solicit, initiate, facilitate or encourage any inquiries or proposals that constitute, or could reasonably be expected to lead to, a proposal or offer for a merger, consolidation, business combination, sale of substantial assets (other than sales of inventory in the ordinary course of business consistent with past practice), sale of shares of capital stock or similar transactions involving the Company, other than the transactions contemplated by this Agreement (any of the foregoing inquiries or proposals being referred to in this Agreement as an "Acquisition Proposal"), (ii) engage in negotiations or discussions concerning, or provide any information concerning the Company to any Person relating to, any Acquisition Proposal or (iii) agree to, approve or recommend any Acquisition Proposal.

                  (b) The Company shall notify the Buyer immediately (and no later than 24 hours) after receipt by the Company (or its advisors) of any Acquisition Proposal or any request for information concerning the Company in connection with an Acquisition Proposal or for access to the properties, books or records of the Company by any Person that informs the Company that it is considering making, or has made, an Acquisition Proposal. Such notice to the Buyer shall be made orally and in writing and shall indicate in reasonable detail the identity of the offeror and the terms and conditions of such proposal, inquiry or contact. The Company shall keep the Buyer informed in reasonable detail of all material developments and the status of any Acquisition Proposal, or any request for information in connection with any Acquisition Proposal or for access to the properties, books or records of the Company by any person or entity that is considering making, or has made, an Acquisition Proposal. The Company shall provide the Buyer with copies of all documents received from or delivered or sent to any person or entity that is considering making or has made, an Acquisition Proposal.

            6.2  Approval of Stockholders; Proxy Statement/Prospectus; Blue
Sky.

                  (a) As promptly as practical after the execution of this Agreement, the Company and the Buyer shall prepare, and the Buyer shall file with the SEC, the Registration Statement and the Proxy Statement/Prospectus to be included therein as a prospectus. The Company and the Buyer shall use all reasonable efforts to respond to any comments of the SEC and shall cause the Registration Statement to become effective as soon after filing as practicable. The Company shall cause to be mailed or otherwise provided to its stockholders the Proxy Statement/Prospectus as soon as practicable after the Registration Statement is declared effective by the SEC. The form of proxy to be executed by the Company Stockholders shall be enclosed with the Proxy Statement/Prospectus. The Company shall furnish the Buyer with all information concerning the Company and the holders of Company Stock and shall take such other action as the Buyer may reasonably request in connection with the Proxy Statement/Prospectus. In addition, the Company agrees that the Proxy Statement/Prospectus, the form of proxy and all other materials to be provided to the Company Stockholders in connection with obtaining the Merger Stockholder Approval Actions shall be subject to prior review of and approval by the Buyer and its counsel, which shall not be unreasonably withheld. If at any time prior to the Effective Time any event or circumstance relating to the Company, the Buyer, Sub or any of their respective Affiliates, officers or directors should be discovered by such party which should be set forth in an amendment or a supplement to the Proxy Statement/Prospectus, such party shall promptly inform the other thereof and take appropriate action in respect thereof.

                  (b) Unless the Company shall have previously secured the written consent of the Company Stockholders, in accordance with the DGCL and the Certificate of Incorporation and the By-laws, approving and adopting this Agreement, the Merger and the other transactions contemplated hereby, the Company, acting through the Company Board, shall, in accordance with the DGCL and the Certificate of Incorporation and the By-laws, as promptly as practicable following the effectiveness of the Registration Statement, duly call, give notice of, convene and hold, a special meeting of the Company Stockholders to consider the approval and adoption of this Agreement, the Merger and the other transactions contemplated hereby (the "Company's Stockholders' Meeting"), and the Company shall consult with the Buyer in connection therewith. The Company Board shall recommend the approval and adoption of this Agreement, the Merger and the other transactions contemplated hereby by the Company Stockholders and shall include such recommendation in the Proxy Statement/Prospectus. The Company shall use all reasonable efforts to solicit from the Company Stockholders proxies or written consents in favor of the approval and adoption of this Agreement, the Merger (including the appointment of the Stockholder Representative) and the other transactions contemplated hereby and to secure the vote, written consent or other written action of stockholders required by the DGCL and the Certificate of Incorporation and the By-laws to approve and adopt this Agreement, the Merger and the other transactions contemplated hereby. Each of the Buyer and the Company shall prepare and file as promptly as practicable any such other filings under the Exchange Act, the Securities Act or the DGCL as may be required to effectuate the Merger and the transactions contemplated by this Agreement. In the event that the Company secures the written consent of the Company Stockholders with respect to the approval and adoption of this Agreement, the Merger and the other transactions contemplated hereby, the Company shall promptly provide such notice to holders of shares of Company Stock entitled to appraisal rights as required by the DGCL.

                  (c) The Buyer shall use all reasonable efforts to take any action required to be taken under state securities or "blue sky" laws in connection with the issuance of the shares of Buyer Common Stock in the Merger.

            6.3 Access to Information. Upon reasonable notice, during normal business hours during the period prior to the Effective Time, each party shall (a) afford to the officers, directors, employees, accountants, counsel and other representatives of the other party, reasonable access to all its properties, plants, personnel, books, contracts, commitments and records (other than privileged documents) and (b) all other information concerning its business, properties and personnel as the other party may reasonably request during such period. During such period, each party will hold any such information which is non-public in confidence in accordance with the Mutual Non-Disclosure Agreement, dated April 18, 2000, as amended on May 27, 2000 (the "Confidentiality Agreement"), between the Buyer and the Company. No information or knowledge obtained in any investigation pursuant to this Section 6.3 shall affect or be deemed to modify any representation or warranty contained in this Agreement or the conditions to the obligations of the parties to consummate the Merger.

            6.4 Supplements to Disclosure Schedule. From time to time prior to the Closing, the Company shall give prompt notice to the Buyer and thereafter promptly supplement or amend the Disclosure Schedule with respect to any matter hereafter arising which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedule. No supplement or amendment of the Disclosure Schedule made pursuant to this Section 6.4 shall be deemed to cure any breach of any representation or warranty made in this Agreement, or shall be taken into account in determining whether the condition to Closing set forth in Section 7.2(a) hereof is satisfied as of the Closing Date, unless the Buyer specifically agrees thereto in writing.

            6.5 Legal Conditions to Merger; Taking of Necessary Action. Each of the Buyer and the Company will take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on either party with respect to the Merger (which actions shall include, without limitation, furnishing all information required under the HSR Act or in connection with approvals of or filings with any other Governmental Entity) and will promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon either of them in connection with the Merger. Each of the Buyer and the Company will take (or cause to be taken) all reasonable actions necessary to obtain (and will cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity required to be obtained or made by the Buyer or the Company in connection with the Merger or the taking of any action contemplated thereby or by this Agreement. Subject to the terms and conditions of this Agreement, each of the parties agrees to use reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

            6.6 Listing of Buyer Shares. The Buyer shall use reasonable efforts to have authorized for listing on the Nasdaq National Market, upon official notice of issuance, the shares of Buyer Common Stock to be issued in the Merger and to be issued upon exercise of any Option assumed by the Buyer pursuant to Section 6.7.

            6.7 Company Stock Plan. At the Effective Time, the Company Stock Plan and each then outstanding Option, whether vested or unvested, will be assumed by the Buyer and become and represent an option to acquire, on the same terms and conditions (including, without limitation, vesting provisions and repurchase provisions regarding any shares of restricted stock) as were applicable to such Option prior to the Effective Time, a number of shares of Buyer Common Stock (rounded down to the nearest whole number) determined by multiplying (i) the number of shares of Common Stock subject to such Option immediately prior to the Effective Time by (ii) the Common Stock Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to the exercise price per share of Common Stock subject to such Option immediately prior to the Effective Time, divided by the Common Stock Exchange Ratio. It is the intention of the parties hereto that each Option so assumed by the Buyer will, to the extent permitted by applicable laws, qualify as an "incentive stock option" within the meaning of Section 422 of the Code to the extent such Option qualified as such immediately prior to the Effective Time. As soon as practicable after the Effective Time, the Buyer will deliver to each Person who, immediately prior to the Effective Time, was a holder of an outstanding Option, an instrument evidencing the assumption of such Option by the Buyer as provided in this Section 6.7. The Buyer will take all corporate action necessary to reserve for issuance a sufficient number of shares of Buyer Common Stock for delivery upon exercise of Options assumed by the Buyer pursuant to this Section 6.7. The Buyer will use reasonable efforts to cause the issuance of shares of Buyer Common Stock issuable upon exercise of any Options to have been registered as promptly as reasonably practicable following the Effective Time pursuant to an effective registration statement on Form S-8 under the Securities Act and to maintain the effectiveness of such registration statement thereafter for so long as any of such Options remain outstanding.

            6.8 Consents. Each of the Buyer and the Company shall use reasonable efforts to obtain all necessary consents, waivers and approvals under any of the Buyer's or the Company's material agreements, contracts, licenses, leases or commitments in connection with the Merger.

            6.9 Further Action. In case at any time after the Effective Time any further action is necessary or desirable and available to a party to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either of Sub or the Company, each party to this Agreement shall take or cause to be taken all such action.

            6.10 Financial Statement Preparation and Review. Prior to the Effective Time, the Company will use all reasonable efforts to cause its respective management and independent auditors to facilitate on a timely basis (i) the preparation of financial statements (including pro forma financial statements to be prepared by the Buyer, if required) to comply or enable the Buyer to comply with applicable SEC regulations, (ii) the review of any audit or review work papers including the examination of selected audited financial statements and data and (iii) the delivery of such representations from each party's independent accountants as may be reasonably requested by the other party or its accountants. The Company will obtain a SAS 71 review of its unaudited financial statements as of April 30, 2000 and for the four months then ended and any subsequent interim financial statements prior to the Effective Time and provide copies thereof to Buyer prior to the filing of the Registration Statement.


            6.11 Company Director and Officer Indemnification; Insurance.

                  (a) From and after the Effective Time, the Buyer will, and will cause the Surviving Corporation to indemnify and hold harmless the present and former officers, directors, employees and agents of the Company in respect of acts or omissions occurring on or prior to the Effective Time to the extent provided under the Certificate of Incorporation and the By-laws, in each case as in effect on the date hereof; provided that such indemnification shall be subject to any limitation imposed from time to time under applicable law and shall not be available with respect to an action initiated by an indemnification party (other than an action to enforce this provision); and provided further that indemnification by the Buyer pursuant to this Section 6.11 shall be provided only to the extent any directors' and officers' liability insurance policy of the Company does not provide coverage and actual payment. From the Effective Time and for a period of four years thereafter, the certificate of incorporation and by-laws of the Surviving Corporation shall contain provisions providing rights to liability limitation, exculpation and indemnification in favor of the employees, agents, directors or officers of the Company at least as favorable as those currently included in the Certificate of Incorporation and By-laws as in effect on the date hereof.

                  (b) The Surviving Corporation shall, and the Buyer shall cause the Surviving Corporation to, maintain in effect for not less than four years after the Effective Time the policies of directors' and officers' liability insurance maintained by the Company as of the date hereof for the benefit of those persons covered by such policies as of the date hereof with respect to matters occurring prior to or at the Effective Time; provided, however, that (i) the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions which are no less advantageous to the insured persons with an insurance company or companies, the claims paying ability of which is substantially equivalent to the claims paying ability of the insurance company or companies providing such insurance coverage as of the date hereof for directors and officers of the Company and (ii) the Surviving Corporation shall not be required to pay an annual premium for such insurance in excess of two times the last annual premium paid prior to the date hereof, but in such case shall purchase as much coverage as possible for two times the last annual premium.

            6.12 Tax Treatment. From and after the date of this Agreement, each Party shall use reasonable best efforts to cause the Merger to qualify, and shall not knowingly take actions or cause actions to be taken which could reasonably be expected to prevent the Merger from qualifying, as a reorganization under Section 368(a) of the Code.

            6.13 Agreements with Respect to Affiliates.

                  (a) The Company will cause each person who is identified in Section 3.29 of the Disclosure Schedule and any other person who, to the Knowledge of the Company, is or becomes an "affiliate" of the Company for purposes of Rule 145 under the Securities Act ("Rule 145") to deliver to the Buyer, as soon as practicable but not later than thirty days after the date hereof, a written agreement (a "Company Affiliate Agreement") in connection with restrictions on affiliates under Rule 145 and pooling of interests accounting treatment, substantially in the form of Exhibit A hereto. The Company shall provide prompt notice to the Buyer of any such other person who, to the Knowledge of the Company, is or becomes an "affiliate" of the Company who is not identified in Section 3.29 of the Disclosure Schedule.

                  (b) The Buyer will cause each person who, to the Knowledge of the Buyer, is or may become an "affiliate" of the Buyer for purposes of Rule 145, excluding all Subsidiaries of the Buyer, to deliver to Buyer, a written agreement in connection with restrictions on affiliates under pooling of interests accounting treatment, substantially in the form of Exhibit B hereto.

            6.14 Pooling Accounting. The Buyer and the Company shall each use reasonable best efforts to cause the business combination to be effected by the Merger to be accounted for as a pooling of interests for accounting purposes. Neither the Buyer nor the Company shall knowingly take any action, or knowingly fail to take any action, that would be reasonably likely to jeopardize the treatment of the Merger as a pooling of interests for accounting purposes. The Buyer and the Company will use all reasonable efforts to prevent any affiliate of such party from taking any actions which could prevent the Merger from being treated for financial accounting purposes as a "pooling of interests". Each of the Buyer and the Company agrees to take such action as may be reasonably required to negate the impact of any past actions which to its knowledge could be reasonably likely to jeopardize the treatment of the Merger as a pooling of interests for accounting purposes.

            6.15 Letters of Company Accountants. The Company shall use its reasonable best efforts to cause to be delivered to the Buyer (i) a letter of PricewaterhouseCoopers LLP, the Company's independent auditors, dated a date within two business days before the date on which the Registration Statement shall become effective and addressed to the Buyer, in form and substance reasonably satisfactory to the Buyer and customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement, which letter shall be brought down to the Effective Time, and
(ii) the letter of PricewaterhouseCoopers LLP referred to in Section
7.2(i).

            6.16 Employee Matters.

                  (a) Employees of the Company whose employment with the Company is continued by the Buyer, or who are retained as employees of the Buyer, after the Effective Time, will receive salary and benefits consistent with the Buyer's practices and policies in effect from time to time.

                  (b) Prior to the Closing, the Company shall take all necessary and appropriate action so that no amount payable under any Company Employee Plan or Employee Agreement or otherwise will fail to be deductible by the Company, Sub or the Buyer for U.S. federal income tax purposes by virtue of Section 280G of the Code.

                  (c) The Company shall use its reasonable best efforts to obtain from (i) each consultant (and each employee who formerly was a consultant) a waiver to the effect that all work of such Person for the Company will be deemed to be "work-for-hire" and (ii) a royalty-free license to use any prior invention of any employee or consultant that is incorporated into a product of the Company.

            6.17 Ancillary Agreements. Concurrently with the Closing, the Buyer and the Stockholder Representative will execute and deliver the Escrow Agreement.

            6.18 Takeover Statutes. If any takeover statute is or may become applicable to the transactions contemplated hereby, the Company Board will grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate the effects of any takeover statute on any of the transactions contemplated hereby.

            6.19 Employees. From and after the Effective Time, the Buyer shall continue to employ individuals who are employed by the Company as of the Effective Time who remain employed with the Buyer (the "Affected Employees") at their salaries as in effect prior to the date hereof. The Buyer shall use its reasonable efforts to ensure that as soon as practicable after the Effective Time the Affected Employees, provided they meet applicable eligibility requirements, are provided the opportunity to participate in the Buyer's employee benefit plans, programs, policies or arrangements that the Buyer provided to employees of the Buyer in positions comparable to positions held by Affected Employees with the Buyer as of the Effective Time.

            6.20 Alternative Transaction Structures. The Buyer and the Company hereby acknowledge their mutual intent and agreement to further consider following the date hereof alternative transaction structures and registration procedures, including the delivery of the Merger Consideration to the Company Stockholders in a manner which would not require registration under the Securities Act, with the commitment of the Buyer to register the shares of Buyer Common Stock to be issued in the Merger subsequent to the Effective Time. The Company and the Buyer will use their reasonable efforts to reach agreement as to any such alternative structures or procedures which may be proposed and to negotiate an appropriate amendment to this Agreement to effectuate the same.

            6.21 Working Capital Loan. In the event that prior to the Effective Time the cash balances of the Company shall be reduced to less than $5 million, provided that the Company's expenditures have been in the ordinary course of business and the Company is not otherwise in material breach of any of its representations, warranties or covenants in this Agreement, the Buyer agrees to extend to the Company a working capital loan of up to $15 million (with take downs in increments of $5 million) which would be subordinate to the Company's existing bank borrowings and otherwise on commercially reasonable terms.


                                ARTICLE VII

                            CONDITIONS TO MERGER

            7.1 Conditions to Each Party's Obligation to Effect the
Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction prior to the Closing Date of the following conditions:

                  (a) Company Stockholder Approvals. This Agreement, the Merger and the other transactions contemplated hereby shall have been approved and adopted by the requisite Merger Stockholder Approval Action. The holders of a majority of the Series A Preferred Stock outstanding immediately prior to the Effective Time shall have requested in writing that the Company not redeem Series A Preferred Stock. The holders of a majority of the Series B Preferred Stock outstanding immediately prior to the Effective Time shall have requested in writing that the Company not redeem Series B Preferred Stock. The holders of a majority of the Series C Preferred Stock outstanding immediately prior to the Effective Time shall have requested in writing that the Company not redeem Series C Preferred Stock. The Stockholders holding at least 662/3% of the outstanding shares of Common Stock held by the Stockholders and the Investors holding at least 662/3% of the outstanding shares of Company Stock held by the Investors (including any rights, options or warrants to acquire such shares held by the Investors) shall have agreed in writing to the termination of the Company Stockholders' Agreement. The holders of a majority of the shares of Common Stock sold pursuant to the Series A Purchase Agreement shall have agreed in writing to the termination of the Series A Purchase Agreement. The holders of a majority of the shares of Common Stock sold pursuant to the Series B Purchase Agreement shall have agreed in writing to the termination of the Series B Purchase Agreement. The holders of a majority of the shares of Common Stock sold pursuant to the Series C Purchase Agreement shall have agreed in writing to the termination of the Series C Purchase Agreement. The holders of a majority of the shares of Common Stock sold pursuant to the Series D Purchase Agreement shall have agreed in writing to the termination of the Series D Purchase Agreement. The holders of, or those having the right to acquire, a majority of the Registrable Securities shall have agreed in writing to the termination of the Registration Rights Agreement. No election shall have been made under
Section 4.2A of the Certificate of Incorporation by holders of a majority of the Preferred Stock outstanding immediately prior to the Effective Time not to treat the Merger as a liquidation, dissolution or winding up of the Company.

                  (b) HSR Act and Other Approvals. Any waiting period applicable to the consummation of the Merger under the HSR Act will have expired or been terminated and all other consents, approvals, orders or authorizations of, or registrations, declarations or filings with, any Governmental Entity required to consummate the Merger shall have been filed, occurred or been obtained, except for any such other consents, approvals, orders or authorizations or registrations, declarations or filings where the failure to have been so filed, occurred or obtained would not, in the aggregate, have a Material Adverse Effect or a Buyer Material Adverse Effect.

                  (c) No Injunctions or Restraints; Illegality. No order, ruling or injunction issued by any court of competent jurisdiction or other Governmental Entity restraining, enjoining or otherwise prohibiting the consummation of the Merger shall have been issued and then be in effect (provided, that the Buyer and the Company shall use their reasonable efforts to have any such order, ruling or injunction vacated or lifted); nor shall there be any statute, rule or regulation enacted, enforced or deemed applicable to the Merger which makes the consummation of the Merger illegal.

                  (d) Escrow Agreement. The Buyer, the Stockholder Representative and the Escrow Agent shall have executed and delivered the Escrow Agreement.

                  (e) Registration Statement. The Registration Statement shall have been declared effective by the SEC under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

                  (f) Nasdaq Listing. The Merger Shares shall have been approved for listing on the Nasdaq National Market, subject to official notice of issuance.

                  (g) Tax Opinions. (i) the Buyer shall have received an opinion of Skadden, Arps, Slate, Meagher & Flom LLP, special tax counsel to the Buyer, dated as of the Closing Date, substantially to the effect that for U.S. federal income tax purposes the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code and (ii) the Company shall have received an opinion of Day, Berry & Howard LLP, special tax counsel to the Company, dated as of the Closing Date, substantially to the effect that for U.S. federal income tax purposes the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. The issuance of such opinions shall be conditioned upon the receipt by such special tax counsel of representation letters from each of the Buyer, Sub and the Company, in each case, in substantially the form and substance attached hereto as Exhibit F and Exhibit G and in form and substance reasonably satisfactory to such counsel, which letters shall not have been modified or withdrawn. The opinions referred to in this Section 7.1(g) shall not be waivable after receipt of the Merger Stockholder Approval Action referred to in Section 7.1(a), unless further stockholder approval is obtained with appropriate disclosure.

            7.2 Additional Conditions to Obligations of the Buyer and Sub. The obligations of the Buyer and Sub to effect the Merger are subject to the satisfaction of each of the following conditions, any of which may be waived in writing exclusively by the Buyer and Sub:

                  (a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct (without giving effect to any limitation or qualification as to "materiality" or "Material Adverse Effect" set forth therein) both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent such representations and warranties speak as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitations or qualifications as to "materiality" or "Material Adverse Effect" set forth therein) would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect; and the Buyer shall have received a certificate, signed on behalf of the Company by the President and Chief Operating Officer of the Company, to such effect.

                  (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date; and the Buyer shall have received a certificate, signed on behalf of the Company by the President and Chief Financial Officer of the Company, to such effect.

                  (c) No Litigation. There shall not be pending or threatened in writing any suit, action or proceeding by any Governmental Entity or other Person (i) seeking to prevent the consummation of the Merger or seeking significant damages in connection therewith or (ii) which otherwise is reasonably likely to have a Buyer Material Adverse Effect.

                  (d) Opinion. The Company shall have delivered to the Buyer the opinion of Ropes & Gray or Day, Berry & Howard LLP, dated the Closing Date, covering the matters set forth on Exhibit E hereto.

                  (e) Resignations. All officers and directors of the Company who the Buyer has requested resign, shall have resigned or otherwise been removed from office.

                  (f) Third Party Consents. All notices to, and consents, approvals or waivers of, Persons who or which are not Governmental Entities under the agreements, instruments or documents listed in Section 3.4(e) of the Disclosure Schedule shall have been given or obtained in a form and manner reasonably acceptable to the Buyer.

                  (g) Key Employees. The Key Employee Agreement with each of the Key Employees shall be in full force and effect, William Tao shall have entered into a Key Employee Agreement and such agreement shall be in full force and effect and no Key Employee shall have disavowed any such agreement or otherwise indicated to the Company or the Buyer that such Key Employee does not intend to continue or accept employment with the Company or the Buyer after the Effective Time on the terms set forth in the Key Employee Agreement with such Key Employee.

                  (h) Escrow Agreement. The Escrow Agreement shall have been executed and delivered to the Buyer by the Stockholder Representative and the Escrow Agent.

                  (i) Opinion of Accountants. The Buyer shall have received a letter from PricewaterhouseCoopers LLP dated a date within two business days of the Closing Date and addressed to the Buyer, stating that the business combination to be effected by the Merger will qualify as a pooling of interests transaction under generally accepted accounting principles. The Company shall have received (and delivered to the Buyer copies of) a letter from PricewaterhouseCoopers LLP, dated a date within two business days of the Closing Date and addressed to the Company, stating that neither the Company nor any Company Subsidiary has taken or agreed to take any action that (without giving effect to this Agreement, the transactions contemplated hereby, or any action taken or agreed to be taken by the Buyer or any of its Subsidiaries) would prevent the Buyer from accounting for the business combination to be effected by the Merger as a pooling of interests transaction under generally accepted accounting principles.

                  (j) Affiliate Agreements. The Buyer shall have received from each person who is identified in Section 3.29 of the Disclosure Schedule or in any notice delivered by the Company to the Buyer pursuant to
Section 6.13 as an "affiliate" of the Company, a Company Affiliate Agreement, and such Company Affiliate Agreement shall be in full force and effect.

                  (k) Termination of Company Stockholders' Agreement. The Company Stockholders' Agreement shall have been terminated.

                  (l) Dissenters. Unless the holders of greater than 95% of the Common Stock issued and outstanding as of the Record Date have voted in favor of the approval and adoption of this Agreement, the Merger and the other transactions contemplated hereby, the period during which holders of Common Stock may assert rights under Section 262 of the DGCL shall have ended and not greater than 5% of the Common Stock issued and outstanding as of the Record Date shall be Dissenting Shares in respect of which the holder thereof has not forfeited, lost or withdrawn his or her right to have the Company repurchase such shares pursuant to Section 262 of the DGCL.

                  (m) Warrants and Equity Securities. All outstanding Warrants and all rights to purchase equity securities pursuant to the Loan and Security Agreement by and among the Company, Silicon Valley Bank and Lighthouse Capital Partners III, L.P. dated January 7, 2000 shall have been exercised or expired in accordance with their terms.

                  (n) Tax Returns. The Company has filed a true, complete and correct U.S. federal income Tax Return for its tax year ending December 31, 1999, and has filed all other material Tax Returns that are due on or before the Closing Date (such due dates determined without regard to extensions of time for filing such Tax Returns).

            7.3 Additional Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is subject to the satisfaction of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

                  (a) Representations and Warranties. The representations and warranties of the Buyer set forth in this Agreement shall be true and correct (without giving effect to any limitation or qualification as to "materiality" or "Material Adverse Effect" set forth therein) both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent such representations and warranties speak as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitations or qualifications as to "materiality" or "Buyer Material Adverse Effect" set forth therein) would not be reasonably likely to have, individually or in the aggregate, a Buyer Material Adverse Effect; and the Company shall have received a certificate, signed on behalf of the Buyer by the President and Chief Financial Officer of the Buyer, to such effect.

                  (b) Performance of Obligations of the Buyer and Sub. The Buyer and Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate, signed on behalf of the Buyer by the President and Chief Financial Officer of the Buyer, to such effect.


                                ARTICLE VIII

                        SURVIVAL AND INDEMNIFICATION

            8.1  Survival of Company Obligations.

                  (a) Subject to Section 8.3(a), the representations, warranties, covenants and agreements of the Company in this Agreement shall survive the Effective Time until the earlier to occur of (i) 5:00 p.m., Boston time, on the first anniversary of the Effective Time or (ii) the date of issuance of the first independent audit report on the Buyer's annual financial statements after the Effective Time, which annual financial statements include the financial results of the Company.

                  (b) No investigation by, or furnishing of information to, the Buyer shall affect the right of the Buyer to rely on the representations, warranties, covenants and agreements of the Company set forth herein.

            8.2  Company Stockholder Obligation to Indemnify.

                  (a) After the Effective Time, subject to Sections 8.1 and 8.3, the Company Stockholders shall indemnify and hold harmless the Buyer and the Surviving Corporation and their respective directors, officers, employees, agents, affiliates and assigns (collectively, the "Buyer Indemnified Persons") from and against all losses, liabilities, damages, deficiencies, costs or expenses, including interest and penalties imposed or assessed by any judicial or administrative body and reasonable attorneys' fees, whether or not arising out of third-party claims and including all amounts paid in investigation, defense or settlement of the foregoing, net of any actual recoveries under existing insurance policies, amounts actually received pursuant to indemnification from third parties or in the case of third party claims, by any amount actually recovered by the party or parties seeking indemnification or their Affiliates pursuant to counterclaims made by any of them directly relating to facts giving rise to such third-party claims (collectively, "Losses"), suffered or incurred by any Buyer Indemnified Person based upon, arising out of or otherwise in respect of any inaccuracy in or breach of any representation or warranty (for purposes of this Section 8.2, disregarding, in determining the existence of a misrepresentation or breach of warranty, any requirement in a representation or warranty that an event or fact be material or have, or be reasonably likely to have, a Material Adverse Effect, in order for such event or fact to constitute a misrepresentation or breach of warranty), or any breach of any covenant or agreement, of the Company in this Agreement or any certificate of the Company delivered pursuant to the terms hereof.

                  (b) No indemnification shall be payable pursuant to
Section 8.2(a) with respect to any inaccuracy or breach of any representation or warranty or breach of any covenant or agreement after termination thereof in accordance with Section 8.1, except with respect to claims made prior to such termination pursuant to Section 8.5 but not then resolved (such representation, warranty, covenant or agreement surviving with respect to such claim until resolution of such claim).

                  (c) The terms and conditions of this Article VIII constitute essential terms and conditions of this Agreement and the Merger, and approval of the Merger by the Company Stockholders shall constitute the express agreement of each Company Stockholder with respect to (i) the obligations of the Company Stockholders pursuant to this Article VIII and
(ii) the appointment of G. Felda Hardymon to act as the representative of the Company Stockholders pursuant to the terms and conditions of this Agreement and the Escrow Agreement. Without limitation of the foregoing, as an essential term of this Agreement and the Merger, the Company Stockholders acknowledge that their indemnification obligations are solely in their capacity as former stockholders of the Company, and, accordingly, an obligation to indemnify any Buyer Indemnified Person pursuant to this
Section 8.2 shall not itself cause any current or former officer, director, employee or agent of the Company to be entitled to any indemnification from the Company pursuant to the Certificate of Incorporation, the By-laws or any agreement with the Company.

            8.3 Limitations on Company Stockholder Indemnification.

                  (a) The limitations of Sections 8.2(b), 8.3(b), 8.3(c), 8.3(d) and 8.3(e) shall not apply in the case of a fraudulent or intentional misrepresentation by the Company. Notwithstanding the foregoing, in no event shall the liability of any Company Stockholder exceed the value of the Merger Shares paid to such Company Stockholder in the Merger, including the value of the Escrow Shares included in Merger Shares paid to such Company Stockholder in the Merger.

                  (b) The Company Stockholders shall have no indemnification obligation pursuant to Section 8.2 unless and until the aggregate amount of Losses incurred or suffered by the Buyer Indemnified Persons exceeds $1,000,000, after which, subject to Sections 8.3(c) and 8.3(d), the obligation of the Company Stockholders shall be to indemnify the Buyer Indemnified Persons for the entire amount of such Losses (including such initial $1,000,000).

                  (c) The indemnification obligations of the Company Stockholders pursuant to Section 8.2 shall be several, and not joint, in proportion to their respective Ownership Percentage Interests as set forth on the Closing Stockholder Schedule referred to in Section 2.1(g).

                  (d) The Escrow Shares shall be the sole and exclusive recourse of the Buyer Indemnified Persons to satisfy the indemnification obligations of the Company Stockholders pursuant to Section 8.2(a), and the Company Stockholders shall have no further obligation to indemnify the Buyer Indemnified Persons pursuant to Section 8.2(a) after all the Escrow Shares have been redelivered to the Buyer pursuant to the Escrow Agreement. For purposes of satisfying the indemnification obligations of the Company stockholders, the Escrow Shares shall be valued at $84.5705 per share, subject to appropriate adjustment for splits, combinations and the like affecting Buyer Common Stock.

                  (e) After the Effective Time, subject to Section 8.3(a), this Article VIII shall set forth the sole and exclusive remedy and recourse of the Buyer Indemnified Persons with respect to any representation, warranty, covenant or agreement of the Company contained herein.

            8.4 Nonsurvival of Buyer Obligations. The representations and warranties of the Buyer in this Agreement shall terminate and be of no further force or effect as of the Effective Time.

            8.5  Procedures Relating to Indemnification.

                  (a) An indemnified person or entity under Section 8.2 (an "Indemnified Party") shall give prompt written notice to the Stockholder Representative (as defined in Section 8.6), as agent for the Company Stockholders, with a copy to the Escrow Agent of any claim or event known to it which gives rise or, in its reasonable judgment, may give rise to a claim for indemnification hereunder by the Indemnified Party against the Company Stockholders; provided that the failure of any Indemnified Party to give notice as provided in this Section 8.5 shall not relieve the Company Stockholders of their obligations under this Article VIII, except to the extent that such failure has materially and adversely affected the rights of the Company Stockholders. In the case of any claim for indemnification hereunder arising out of a claim, action, suit or proceeding brought by any person who is not a Party to this Agreement (a "Third-Party Claim"), the Indemnified Party shall also give the Stockholder Representative, as agent for the Company Stockholders, copies of any written claims, process or legal pleadings with respect to such Third-Party Claim promptly after such documents are received by the Indemnified Party.

                  (b) Except as otherwise provided in paragraph (c) below, the Indemnified Parties shall be entitled to control the defense of any Third-Party Claim; provided, however, that the Stockholder Representative, as agent for the Company Stockholders, may elect, at the Company Stockholders' own cost and expense, to participate in any Third-Party Claim; provided further, however, that neither the Stockholder Representative nor any Company Stockholder shall take any action with respect to such Third-Party Claim before consulting with, and receiving the consent of, each Indemnified Party involved. If the Stockholder Representative, as agent for the Company Stockholders, elects to participate in a Third-Party Claim, the Stockholder Representative shall, within 30 days of its receipt of the notice provided pursuant to Section 8.5(a) hereof (or sooner, if the nature of such Third-Party Claim so requires), notify the related Indemnified Party of its intent to do so. The Stockholder Representative and each Company Stockholder shall reasonably cooperate in the compromise of, or defense against, such Third-Party Claim. The Company Stockholders shall be responsible for the payment of each Indemnified Party's costs and expenses incurred in connection with such cooperation, and such expenses shall constitute Losses incurred or suffered by the Buyer within the meaning of Section 8.2 hereof. The Indemnified Party shall not consent to entry of any judgment or enter into any settlement without the prior written consent of the Stockholder Representative, as agent for the Company Stockholders, which consent shall not be unreasonably withheld.

                  (c) If the Indemnified Party elects not to compromise or defend against a Third-Party Claim, the Stockholder Representative, on behalf of the Company Stockholders shall pay, compromise or defend such Third-Party Claim at the Company Stockholders own cost and expense. The Stockholder Representative shall, within thirty days (or sooner, if the nature of such Third-Party Claim so requires), notify the Indemnified Party of its intent to pay, compromise or defend such Third-Party Claim, and such Indemnified Party shall reasonably cooperate in the compromise of, or defense against, such Third-Party Claim. The Company Stockholders shall be responsible for the payment of the Indemnified Parties' costs and expenses incurred in connection with such cooperation, and such costs and expenses shall constitute Losses incurred or suffered by the Buyer within the meaning of Section 8.2 hereof. Neither the Stockholder Representative nor any Company Stockholder shall consent to entry of any judgment or enter into any settlement without the prior written consent of each related Indemnified Party (which consent shall not be unreasonably withheld), unless such judgment or settlement provides solely for money Losses or other money payments for which such Indemnified Party is entitled to indemnification hereunder and includes as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect of such Third-Party Claim; provided that the Stockholder Representative shall not be entitled to settle any claim, action, suit or proceeding brought by a Taxing Authority in respect of Taxes for any Pre-Closing Period that would have the effect of materially decreasing the Company's deductions for credits or materially increasing the Company's taxable income for any taxable year or period subsequent to the Pre-Closing Period without the prior written consent of the Buyer, which consent shall not be unreasonably withheld. After notice from the Stockholder Representative, as agent for the Company Stockholders, to an Indemnified Party of its election to assume the defense of a Third-Party Claim, the Company Stockholders shall not be liable to such Indemnified Party under this Article VIII for any legal expenses subsequently incurred by such Indemnified Party in connection with the defense thereof; provided that such Indemnified Party shall have the right to employ one counsel of its choice to represent such Indemnified Party if, in such Indemnified Party's reasonable judgment, a conflict of interest between such Indemnified Party and the Company Stockholders exists in respect of such claim, or if there is a reasonable likelihood that a Third-Party Claim may have a material adverse effect on an Indemnified Party, and in that event the reasonable fees and expenses of such separate counsel shall be the responsibility of the Company Stockholders (and shall constitute Losses incurred or suffered by the Buyer within the meaning of Section 8.2(a) hereof).

            8.6 Stockholder Representative.

                  (a) In order to administer the transactions contemplated by this Agreement and the Escrow Agreement, including the indemnification obligations of the Company Stockholders under this Article VIII, the Company Stockholders hereby designate and appoint G. Felda Hardymon as their sole and exclusive representative for purposes of this Agreement and the Escrow Agreement and as attorneys-in-fact and agent for and on behalf of each Company Stockholder (in such capacity, the "Stockholder Representative"), and G. Felda Hardymon accepts such appointment as Stockholder Representative.

                  (b) The Company Stockholders hereby authorize the Stockholder Representative to represent the Company Stockholders, and their successors, with respect to all matters arising under this Agreement and the Escrow Agreement, including without limitation, (i) to take all action necessary in connection with the indemnification obligations of the Stockholders under this Article VIII, including the defense or settlement of any claims and the making of payments with respect thereto, (ii) to give and receive all notices required to be given by or to any Company Stockholder under this Agreement and the Escrow Agreement, (iii) to execute the Escrow Agreement for and on behalf of the Company Stockholders, and
(iv) to take any and all additional action as is contemplated to be taken by or on behalf of the Company Stockholders by the Stockholder Representative pursuant to this Agreement and the Escrow Agreement.

                  (c) In the event that G. Felda Hardymon or any substitute Stockholder Representative dies, becomes unable to perform his responsibilities as Stockholder Representative or resigns from such position, the Company Stockholders having an aggregate Ownership Percentage Interest as set forth on the Closing Stockholder Schedule referred to in
Section 2.1(g) greater than 50% shall select another representative to fill such vacancy and such substituted Stockholder Representative shall be deemed to be the Stockholder Representative for all purposes of this Agreement and the Escrow Agreement.

                  (d) All decisions and actions by the Stockholder Representative, including without limitation any agreement between the Stockholder Representative and the Buyer or the Escrow Agent relating to indemnification obligations of the Stockholders under this Article VIII, including the defense or settlement of any claims and the making of payments with respect hereto, shall be binding upon all of the Company Stockholders, and no Company Stockholders shall have the right to object, dissent, protest or otherwise contest the same. The Stockholder Representative shall incur no liability to the Company Stockholders with respect to any action taken or suffered by the Stockholder Representative in reliance upon any notice, direction, instruction, consent, statement or other documents believed by him to be genuinely and duly authorized, nor for any other action or inaction with respect to the indemnification obligations of the Company Stockholders under this Article VIII, including the defense or settlement of any claims and the making of payments with respect thereto, except to the extent resulting from the Stockholder Representative's own willful misconduct or gross negligence. The Stockholder Representative may, in all questions arising under this Agreement or the Escrow Agreement rely on the advice of counsel, and shall not be liable to the Company Stockholders for anything done, omitted or suffered in good faith by the Stockholder Representative. The Company Stockholders shall severally indemnify the Stockholder Representative and hold him or her harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Stockholder Representative and arising out of or in connection with the acceptance or administration of his or her duties hereunder.

                  (e) The Buyer and the Escrow Agent shall be able to rely conclusively on the instructions and decisions of the Stockholder Representative with respect to the indemnification obligations of the Company Stockholders under this Article VIII, including the defense or settlement of any claims or the making of payments with respect thereto, or as to any other actions required or permitted to be taken by the Stockholder Representative hereunder, and no party hereunder shall have any cause of action against the Buyer or the Escrow Agent to the extent the Buyer or the Escrow Agent has relied upon the instructions or decisions of the Stockholder Representative.

                  (f) The Company Stockholders acknowledge and agree that the Stockholder Representative may incur costs and expenses on behalf of the Company Stockholders in his capacity as Stockholder Representative ("Representative Expenses"). Each of the Company Stockholders agrees to pay the Stockholder Representative, promptly upon demand by the Stockholder Representative therefor, a percentage of any Representative Expenses equal to such Company Stockholder's Ownership Percentage Interest as set forth on the Closing Stockholder Schedule referred to in Section 2.1(g), provided that no Company Stockholder shall be required to pay, in the aggregate, Representative Expenses in an amount in excess of the value of such Company Stockholder's Ownership Percentage Interest in the Escrow Shares initially deposited in escrow pursuant to Section 2.3(b) (valuing the Escrow Shares for this purpose at $84.5705 per share, subject to splits, combinations and the like affecting Buyer Common Stock).


                                 ARTICLE IX

                       TERMINATION; FEES AND EXPENSES

            9.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, (with respect to Sections 9.1(b) through 9.1(f), by written notice by the terminating party to the other party) whether before or after approval of the matters presented in connection with the Merger by the stockholders of the Company:

                  (a)  by mutual written consent of the Buyer and the Company;

                  (b) by the Buyer or the Company if the Merger shall not have been consummated by November 30, 2000, provided that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date;

                  (c) by the Buyer or the Company if a court of competent jurisdiction or other Governmental Entity shall have issued a nonappealable final order, ruling or injunction or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger (provided that the party seeking to terminate pursuant to this Section 9.1(c) shall have complied with its obligations under Section 6.5 and used reasonable efforts to have any such order, ruling, injunction or other action vacated or lifted);

                  (d) by the Buyer, if (i) any Company Stockholder party to the Voting Agreement breaches the Voting Agreement (without limitation of other actions or failures to act by any Company Stockholder that may constitute a breach of the Voting Agreement, such Company Stockholder will be deemed to have breached the Voting Agreement if such Company Stockholder does not vote in favor of the approval and adoption of this Agreement, the Merger and the other transactions contemplated hereby at the Company's Stockholders' Meeting with respect to all of such Company Stockholder's Company Stock or if such Company Stockholder transfers any of such Company Stockholder's Company Stock in violation of the terms thereof) unless the Merger Stockholder Approval Actions have otherwise been approved; (ii) the Company or any director, officer, employee or stockholder of the Company takes any action prohibited by or otherwise breaches Section 6.1; or (iii) the Company breaches Section 6.14;

                  (e) by the Buyer, if shares of Common Stock representing greater than 5% of the outstanding Common Stock as of the Record Date shall be Dissenting Shares; or

                  (f) by the Buyer or the Company, if there has been a breach on the part of the other party of any representation, warranty, covenant or agreement set forth in this Agreement, which breach, if curable, shall not have been cured within 10 business days following receipt by the breaching party of written notice of such breach from the other party (and which breach would result in the condition to Closing in Section 7.2(a), 7.2(b), 7.3(a) or 7.3(b), as the case may be, not being satisfied).

            9.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall immediately become void and there shall be no liability or obligation hereunder on the part of the Buyer, Sub, the Company or their respective officers, directors, stockholders or affiliates, except (a) this Section 9.2 and
Section 9.3 shall remain in full force and effect and survive any termination of this Agreement and (b) such termination shall not relieve a party from liability for breach of this Agreement prior to such termination (in the case of the Company, in addition to any fee which may be or become payable pursuant to Section 9.3).

            9.3  Fees and Expenses.

                  (a) Except as set forth in this Section 9.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including attorneys' and accountants' fees) shall be paid by the party incurring such expenses, whether or not the Merger is consummated.

                  (b) If the Buyer shall have terminated this Agreement pursuant to Section 9.1(d), the Company shall immediately pay the Buyer in immediately available funds a termination fee of $96,000,000.

                  (c) If the Buyer shall have terminated this Agreement pursuant to Section 9.1(e) and within one year after any such termination, the Company shall have, directly or indirectly, entered into a definitive agreement for, or shall have consummated, an Acquisition Transaction, then, in any such case, the Company shall immediately upon entering into any such agreement or consummating any such transaction pay the Buyer in immediately available funds a termination fee of $96,000,000.

                  (d) If the Buyer shall have terminated this Agreement pursuant to Section 9.1(f), and within one year after any such termination, the Company shall have, directly or indirectly, entered into a definitive agreement for, or shall have consummated, an Acquisition Transaction then, in any such case, the Company shall, immediately upon the consummation of such Acquisition Transaction, pay the Buyer in immediately available funds a termination fee of $96,000,000.

                  (e) As used in this Agreement, "Acquisition Transaction" means either (i) a transaction or a merger or other business combination, or a series thereof, involving the Company pursuant to which any person (or group of persons) other than the Buyer or its Affiliates (a "Third Party"), acquires 50% or more of the outstanding equity securities of the Company or the entity surviving such merger or business combination, (ii) any other transaction or series of transactions pursuant to which any Third Party acquires control of assets (including for this purpose the outstanding equity securities of any subsidiaries of the Company) of the Company having a fair market value (as determined by the Board of Directors of the Buyer, in good faith) equal to 50% or more of the fair market value of all the assets of the Company, and its Subsidiaries, taken as a whole, immediately prior to such transaction or (iii) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.


                                  ARTICLE

                       DEFINITIONS AND INTERPRETATION

            10.1 Certain Definitions. For purposes of this Agreement, except as otherwise provided or unless the context clearly requires otherwise:

            "Affiliate" of specified Person shall mean any Person who would be an affiliate of the specified Person pursuant to Rule 12b-2 under the Securities Exchange Act of 1934, as amended.

            "Buyer Material Adverse Effect" shall mean a material adverse effect on (i) the business, operation, assets, condition (financial or otherwise), result of operations or prospects of the Buyer and its Subsidiaries taken as a whole or (ii) the ability of the Buyer to perform its obligations under or to consummate the transactions contemplated by this Agreement.

            "Code" shall mean the Internal Revenue Code of 1986, as amended.

            "Company Subsidiary" shall mean each Person which is a Subsidiary of the Company.

            "Confidentiality Agreement" shall mean the Mutual
Non-Disclosure Agreement, dated April 18, 2000, between the Company and the Buyer, as amended.

            "Consent" shall mean any consent, registration, approval, authorization, waiver or similar affirmation by or of, or filing with or notification to, a Person pursuant to any Contract, Law, Order or Permit (as such terms are defined below).

            "Contract" shall mean any written or oral agreement, arrangement, commitment, contract, indenture, instrument, lease, license or other obligation of any kind or character, or other obligation that is binding on any Person or its capital stock, properties or business.

            "Disclosure Schedule" shall mean the disclosure schedule prepared by Company and delivered to the Buyer concurrently with the execution of this Agreement.

            "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

            "Governmental Entity" shall mean a court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority or agency.

            "Knowledge" - an individual will be deemed to have "knowledge" of a particular fact or other matter if:

            (a) such individual is actually aware of such fact or other matter; or

            (b) a prudent individual would be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonable investigation concerning the existence of such fact or other matter.

An entity (other than an individual) will be deemed to have "Knowledge" of a particular fact or other matter if any individual who is currently serving as a director, officer, in-house counsel, manager whose title includes the term "Director" or "Manager," partner, executor or trustee of the entity (or in any similar capacity) has Knowledge of such fact or other matter.

            "Law" shall mean any federal, state, local or foreign law, statute, ordinance, rule, regulation, order, judgment or decree, administrative or judicial decision, and any other executive or legislative proclamation.

            "Lien" shall mean any mortgage, pledge, security interest, attachment, encumbrance, lien or charge of any kind (including any agreement to give any of the foregoing) or right of others of whatever nature; provided, however, that the term "Lien" shall not include (i) statutory liens for Taxes, which are not yet due and payable or are being contested in good faith by appropriate proceedings, (ii) statutory or common law liens to secure landlords, lessors or renters under leases or rental agreements confined to the premises rented, (iii) deposits or pledges made in connection with, or to secure payment of, worker's compensation, unemployment insurance, old age pension or other social security programs mandated under applicable Laws, (iv) statutory or common law liens in favor of carriers, warehousemen, mechanics and materialman, to secure claims for labor, materials or supplies and other like liens, (v) restrictions on transfer of securities imposed by applicable state and federal securities Laws, and (vi) zoning restrictions, covenants or other rights or restrictions of record on uses of real property, provided the same do not detract from the value or impair the use of the property.

            "Litigation" shall mean any action, arbitration, cause of action, claim, complaint, criminal prosecution, demand letter, governmental or other administrative or other proceeding, whether at law or at equity, before or by any federal, state or foreign court, tribunal, or agency or before any arbitrator.

            "Material Adverse Effect" shall mean a material adverse effect on (i) the business, operations, assets, condition (financial or otherwise), results of operations or prospects of the Company or (ii) the ability of the Company to perform its obligations under or to consummate the transactions contemplated by this Agreement.

            "Merger" shall mean the merger of Sub with and into the Company.

            "Order" shall mean any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other
Governmental Entity.

            "Organizational Documents" shall mean (a) the articles or certificate of incorporation and the by-laws of a corporation or other equivalent organizational documents; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership; (d) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person, and (e) any amendment to any of the foregoing.

            "Person" shall mean any individual, corporation, limited liability company, partnership, joint venture, trust, association, organization, Governmental Entity or other entity.

            "SEC" shall mean the United States Securities and Exchange
Commission.

            "Securities Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

            "Subsidiary" with respect to any party shall mean any corporation, limited liability company, partnership, or other business association or entity, at least a majority of the voting securities or economic interests of which is directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries.

            10.2  Interpretation.

                  (a) When a reference is made in this Agreement to a section or article, such reference shall be to a section or article of this Agreement unless otherwise clearly indicated to the contrary.

                  (b) Whenever the words "include", "includes" or
"including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

                  (c) The words "hereof", "herein" and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified.

                  (d) The plural of any defined term shall have a meaning correlative to such defined term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

                  (e) A reference to any party to this Agreement or any other agreement or document shall include such party's successors and permitted assigns.

                  (f) A reference to any legislation or to any provision of any legislation shall include any amendment, modification or re-enactment thereof, any legislative provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto.

                  (g) The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.


                                 ARTICLE XI
                             GENERAL PROVISIONS

            11.1 Amendment and Waiver. No amendment of any provision of this Agreement shall be effective, unless the same shall be in writing and signed by the Buyer, the Sub and the Company. Any failure of any party to comply with any obligation, agreement or condition hereunder may only be waived in writing by the other parties, but such waiver shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. No failure by any party to take any action with respect to any breach of this Agreement or default by another party shall constitute a waiver of such party's right to enforce any provision hereof or to take any such action.

            11.2 Expenses. Except as specifically provided to the contrary in this Agreement, whether or not the transactions contemplated by this Agreement are consummated, each of the parties hereto agrees to pay all costs and expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, including without limitation the fees of its counsel, investment bankers, consultants and accountants; provided, however, the Buyer and the Company shall share equally all fees and expenses, other than attorneys' fees and expenses, incurred in connection with the preparation and filing of the Proxy Statement/Prospectus, the Registration Statement and any amendments or supplements thereto and filings under the HSR Act.

            11.3 Notices. Any notice, request, instruction or other document to be given hereunder by any party to another party shall be in writing and shall be deemed given when delivered personally, upon receipt of a transmission confirmation (with a confirming copy sent by overnight courier) if sent by facsimile or like transmission, and on the next business day when sent by Federal Express, United Parcel Service, Express Mail, or other reputable overnight courier, to the party at the following addresses (or such other addresses for a party as shall be specified by like notice):

            (a)   If to the Buyer:

                  Sycamore Networks, Inc.
                  10 Elizabeth Drive
                  Chelmsford, Massachusetts  01824
                  Attention:  General Counsel
                  Fax No.: (978) 256-3434

                  With a copy to:

                  Skadden, Arps, Slate, Meagher & Flom LLP
                  One Beacon Street
                  Boston, Massachusetts  02108
                  Attention:  Margaret A. Brown, Esq.
                  Fax No.:  (617) 573-4822

            (b)   If to the Company, to:

                  Day, Berry & Howard LLP
                  CityPlace I
                  185 Asylum Street
                  Hartford, Connecticut  06103
                  Attention:  Frank J. Marco, Esq.
                  Fax No.:  (860) 275-0343

                  With a copy to:

                  Ropes & Gray
                  One International Place
                  Boston, Massachusetts  02110-2624
                  Attention:  Gregory E. Moore, Esq.
                  Fax No.:  (617) 951-7050

            11.4 Entire Agreement; No Assignment; Governing Law. This Agreement (a) constitutes the entire agreement and supersedes all other agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof, (b) shall not be assigned by any party (by operation of law or otherwise) without the prior written consent of the other parties, provided that Sub may assign its rights, interests and obligations hereunder to an Affiliate of the Buyer, and (c) shall be governed by and be construed in accordance with the laws of the Commonwealth of Massachusetts without giving effect to the principles of conflicts of laws thereof; provided that the Merger of Sub into the Company shall be effected in accordance with the applicable provisions of the DGCL.

            11.5 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and, subject to
Section 11.4 hereof, their respective successors and assigns, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

            11.6 Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be deemed an original, but all of which together shall constitute one and the same instrument.

            11.7 Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

            11.8 Severability. In case any term, provision, covenant or restriction contained in this Agreement is held to be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining terms, provisions, covenants or restrictions contained herein, and of such term, provision, covenant or restriction in any other jurisdiction, shall not in any way be affected or impaired thereby.

            11.9 Public Announcement. The parties will consult with each other and will mutually agree upon any press release or public announcement pertaining to the Merger and shall not issue any such press release or make any such public announcement prior to such consultation and agreement, except as may be required by applicable Law or by obligations pursuant to any listing agreement with any national securities exchange or national automated quotation system, in which case the party proposing to issue such press release or make such public announcement shall use reasonable efforts to consult in good faith with the other party before issuing any such press release or making any such public announcement.

            11.10 Enforcement. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law in The Commonwealth of Massachusetts or in equity. In addition, each of the Parties hereto (a) consents to submit itself to the personal jurisdiction of any Federal or state court located in the Commonwealth of Massachusetts in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a Federal or state court sitting in the Commonwealth of Massachusetts.


                END OF AGREEMENT EXCEPT FOR SIGNATURE PAGE.



            IN WITNESS WHEREOF, each of the parties hereto have caused this Agreement to be duly executed as of the date first written above.


                           SYCAMORE NETWORKS, INC.


                           By: /s/ Daniel E. Smith
                               --------------------------------------------
                               Name:  Daniel E. Smith
                               Title: President and Chief Executive Officer


                           TROPICAL ACQUISITION CORPORATION


                           By: /s/ Frances M. Jewels
                               --------------------------------------------
                               Name:
                               Title: President


                           SIROCCO SYSTEMS, INC.


                           By: /s/ Jonathan Reeves
                               --------------------------------------------
                               Name:  Jonathan Reeves
                               Title: President & CEO



                           STOCKHOLDER REPRESENTATIVE,
                           Solely for purposes of Section 6.18 and
                           Article VIII:


                           /s/ G. Felda Hardymon
                           ------------------------------------------------
                           G. Felda Hardymon, solely in his capacity as
                           Stockholder Representative




                                                           SCHEDULE 1



                        [TO BE ATTACHED AT CLOSING]



SCHEDULE 2


Jonathan Reeves
Thomas Shea
Edward Stern
Richard Barnett
Matthew Giuliano
William Tao
James Mooney
Felda Hardymon
Roger Evans
Bessemer Venture Investors, L.P.
Bessemer Venture Partners IV L.P.
Bessec Ventures IV L.P.
Greylock IX Limited Partnership